UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Notice of Annual Meeting of Stockholders to be held on April 28, 2017

You are cordially invited to attend the Annual Meeting of Stockholders of National CineMedia, Inc., which will be held at the offices of NCM, Inc., located at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112 on Friday, April 28, 2017 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect three directors to serve until the 2020 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;
2.	To approve, on an advisory basis, the Company’s executive compensation;
3.	To consider an advisory vote on the frequency of the executive compensation advisory vote;
4.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2017 fiscal year ending December 28, 2017; and
5.	To transact such other business as may properly come before the meeting.

The close of business on March 3, 2017 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

Consistent with prior years, we are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process should continue to provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The Proxy Statement and Annual Report for the fiscal year ended December 29, 2016 are available at www.edocumentview.com/ncmi.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive on the Notice of Internet Availability of Proxy Materials as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Ralph E. Hardy

Executive Vice President, General Counsel and Secretary

Centennial, Colorado

March 15, 2017

TABLE OF CONTENTS

Shares Outstanding and Voting Rights	1
Costs of Solicitation
Annual Report
Voting Securities and Principal Holders	3
Beneficial Ownership
Share Ownership Guidelines, Anti-Hedging Policy, Anti-Pledging Policy and Clawback Policies
Proposal 1 – Election of Directors	5
Business Experience of the Nominees
Board Composition
Company Leadership Structure
Board’s Role in Risk Oversight
Compensation Risk Assessment
Meetings of the Board of Directors and Standing Committees
Stockholder Communications
Vote Required
Recommendation
Proposal 2 – Advisory Approval of the Company’s Executive Compensation	13
Vote Required
Recommendation
Proposal 3 – Advisory Vote on the Frequency of the Executive Compensation Advisory Vote	14
Vote Required
Recommendation
Proposal 4 – Ratification of Independent Auditors	15
Fees Paid to Independent Auditors
Pre-Approval Policies and Procedures
Vote Required
Recommendation
Audit Committee Report	16
Compensation Committee Report	17
Compensation Committee Interlocks and Insider Participation	17
Compensation Discussion and Analysis	18
Introduction
Executive Summary
Say-on-Pay Result
Detailed Discussion and Analysis
Other Policies
Executive Compensation Tables	32
Fiscal 2016 Summary Compensation Table
Fiscal 2016 Grants of Plan-Based Awards
Outstanding Equity Awards at December 29, 2016
Option Exercises and Stock Vested at December 29, 2016
Potential Payments Upon Termination or Change in Control
Employment Agreements
Non-Employee Independent Director Compensation
Fiscal 2016 Non-Employee Independent Director Compensation
Equity Compensation Plan	44
Certain Relationships and Related Party Transactions	45
General
Transactions with Founding Members
Other Transactions
Transactions with NCM LLC
Review, Approval or Ratification of Transactions with Related Persons
Code of Business Conduct and Ethics	51
Section 16(a) Beneficial Ownership Reporting Compliance	51
Householding	52
Proposals of Stockholders	52
Other Business	53

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE 2017

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, or the “Company”), for use at the 2017 Annual Meeting of Stockholders to be held at the offices of NCM, Inc., located at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112, on Friday, April 28, 2017, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy are first being made available to stockholders on or about March 15, 2017.

SHARES OUTSTANDING AND VOTING RIGHTS

Our board of directors has fixed the close of business on March 3, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 62,865,998 shares were outstanding as of the close of business on the record date, which includes 2,328,023 shares of unvested restricted stock with voting rights. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

At the Annual Meeting, stockholders will vote on four proposals: to elect three directors to serve until the 2020 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1); to approve, on an advisory basis, the Company’s executive compensation (Proposal 2); to approve, on an advisory basis, the frequency of the executive compensation vote (Proposal 3); and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2017 fiscal year ending December 28, 2017 (Proposal 4).

Stockholders representing a majority in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. The affirmative vote of the holders of a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve the election of each nominee named in Proposal 1. Under the Delaware General Corporation Law (“DGCL”) and our Bylaws and Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 2 (on an advisory basis) and 4.  With respect to Proposal 3, the frequency that receives the greatest number of votes will be considered to have been approved by the stockholders (on an advisory basis).

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors (Proposal 1) or for the frequency of the executive compensation vote (Proposal 3) will have no effect. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. Pursuant to the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or
•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Before 2010, the election of directors was considered a routine matter for which brokers were permitted to vote shares without customer direction, however brokers are no longer permitted to vote shares for the election of directors in this manner. Brokers also will not be permitted to vote shares with respect to the advisory approval of the Company’s executive compensation without customer direction. Therefore, we urge you to give voting instructions to your broker on all four proposals. Shares that are not voted by a broker because of having no customer direction are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal. Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposals 1, 2 and 3, which are considered non-routine matters. Proposal 4 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from Proposal 4.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2016 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 29, 2016, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935 investor relations. You may also view the Annual Report at http:// www.ncm.com at the Investor Relations link. The Annual Report does not form any part of the materials for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial Ownership

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 3, 2017, the percentage of beneficial ownership for NCM, Inc. is based on 62,865,998 shares of common stock outstanding (including unvested restricted stock) and 137,858,308 membership units outstanding for NCM LLC, of which 60,537,975 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112- 3405. The following table sets forth information regarding the beneficial ownership of our common stock as of March 3, 2017, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;
•	each of our named executive officers “NEOs”;
•	each of our directors and nominees for director; and
•	all directors and executive officers as a group.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Regal Entertainment Group and Affiliates (“Regal”) (2)	—	27,072,701	30.9%
Cinemark Holdings, Inc. and Affiliates (“Cinemark”) (3)	—	26,384,644	30.4%
American Multi-Cinema, Inc. and Affiliates (“AMC”) (4)	200,000	23,862,988	28.4%
Arrowpoint Asset Management, LLC (5)	7,126,101	—	11.8%
Janus Capital Management LLC and Affiliates (6)	6,458,164	—	10.7%
The Vanguard Group, Inc. and Affiliates (7)	4,731,534	—	7.8%
BlackRock, Inc. (8)	3,878,114	—	6.4%
Wellington Management Group LLP (9)	3,819,822	—	6.3%
Vanguard Explorer Fund (10)	3,565,396	—	5.9%
Stephens Investment Management Group, LLC (11)	3,545,175	—	5.9%
Directors and Executive Officers		—
Andrew J. England	241,688	—	*
Kurt C. Hall (12)	1,702,338	—	2.7%
Clifford E. Marks (13)	723,878	—	1.2%
Katherine L. Scherping	73,698	—	*
David J. Oddo (14)	41,882	—	*
Ralph E. Hardy (15)	222,456	—	*
Alfonso P, Rosabal, Jr. (16)	228,020	—	*
Peter B. Brandow (17)	—	—	0.0%
Lawrence A. Goodman	43,233	—	*
David R. Haas	59,813	—	*
Stephen L. Lanning	27,116	—	*
Thomas F. Lesinski	14,796	—	*
Paula Williams Madison	7,328	—	*
Lee Roy Mitchell (17)	—	—	0.0%
Scott N. Schneider	77,621	—	*
All directors, nominees for director and executive officers as a group (15 persons)	3,463,867	—	5.4%

*	Less than one percent

(1)

NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC were to choose to redeem all of its NCM LLC common membership units and we elected, as of March 3, 2017 to issue shares of NCM, Inc. common stock in redemption of all of the units, AMC would receive 23,862,988 shares of NCM, Inc. common stock, Cinemark would receive 26,384,644 shares of NCM, Inc. common stock and Regal would receive 27,072,701 shares of NCM, Inc. common stock. These share amounts would represent 17.3%, 19.1% and 19.6%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units are converted into our common stock.

(2)

Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas Corp., Regal Cinemas Inc., Regal CineMedia Holdings, LLC and Regal CineMedia Corp. at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202. Represents beneficial ownership as of March 17, 2016 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on March 18, 2016.

(3)

Includes Cinemark Holdings, Inc., Cinemark USA Inc. and Cinemark Media, Inc.  The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of March 17, 2016 based on the Statement of Beneficial Ownership of Securities filed on Form 4 filed on March 21, 2016.

(4)

Includes American Multi-Cinema, Inc., AMC Starplex, LLC and AMC Entertainment Holdings, Inc. The address of these stockholders is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.  Represents beneficial ownership as of December 20, 2016 based on the Statement of Beneficial Ownership of Securities filed on Schedule 13G/A filed on December 30, 2016.

(5)

The address of this stockholder is 100 Fillmore Street, Suite 325, Denver, Colorado 80206. Represents beneficial ownership as of December 31, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2017.

(6)

The address of these stockholders is 151 Detroit Street, Denver, Colorado 80206. Represents beneficial ownership as of December 31, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2017.  These securities are owned by various individual and institutional investors, including Janus Triton Fund (which owns 3,709,128 shares, representing 5.9% of the shares outstanding), for which Janus Capital Management LLC (“Janus Capital”) serves as investment advisor.  For purposes of the reporting requirements of the Exchange Act, Janus Capital is deemed to be a beneficial owner of such securities; however, Janus Capital expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)

Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of these stockholders is 100 Vanguard Blvd. Malvern, Pennsylvania 19355. Represents beneficial ownership as of December 31, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 10, 2017.

(8)

The address of this stockholder is 55 East 52nd Street, New York, New York 10055. Represents beneficial ownership as of December 31, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on January 25, 2017.

(9)

Includes Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP.  The address of these stockholders is 280 Congress Street, Boston, Massachusetts 02210. Represents beneficial ownership as of December 30, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 9, 2017.

(10)

The address of this stockholder is 100 Vanguard Blvd. Malvern, Pennsylvania 19355. Represents beneficial ownership as of December 31, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 13, 2017. Vanguard Explorer Fund is a “multi-managed” fund and some of the shares reported as held by this fund may also be included in other shareholders listed on this table to the extent that they share voting or dispositive power with respect to the shares held by this fund.

(11)

Includes Stephens Investment Management Group, LLC, Stephens Investments Holdings LLC, Stephens Inc. and Warren A. Stephens.  The address of these stockholders is 111 Center Street, Little Rock, Arkansas 72201.  Represents beneficial ownership as of December 31, 2016 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2017.

(12)	Includes 1,031,894 stock options that were vested and exercisable within 60 days of March 3, 2017. Mr. Hall served as our President, Chief Executive Officer and Chairman until January 1, 2016.
(13)	Includes 262,166 stock options that were vested and exercisable within 60 days of March 3, 2017.
(14)

Mr. Oddo served as our Interim Co-Chief Financial Officer until August 11, 2016. While he was a named executive officer for the fiscal year ended December 29, 2016, he is no longer an officer or employee of the Company. Includes 2,859 stock options that were vested and exercisable within 60 days of March 3, 2017.

(15)	Includes 55,051 stock options that were vested and exercisable within 60 days of March 3, 2017.

(16)

Mr. Rosabal served as our Executive Vice President, Chief Operations Officer and Chief Technology Officer until January 3, 2017. While he was a named executive for the fiscal year ended December 29, 2016, he is no longer an officer or employee of the Company. Includes 117,581 stock options that were vested and exercisable within 60 days of March 3, 2017.

(17)

Mr. Brandow and Mr. Mitchell are members of our board of directors that are employed by our founding members who receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation (including equity awards) from us for their service as our directors.

Share Ownership, Anti-Hedging, Anti-Pledging and Clawback Policies

The Company has adopted share ownership guidelines, an anti-hedging policy, an anti-pledging policy and a clawback policy, which are discussed in further detail in “Compensation Discussion and Analysis”.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors. Under the director designation agreement dated as of February 13, 2007, each of our founding members – AMC Entertainment Inc. and its affiliates (“AMC”), Cinemark Holdings, Inc. and its affiliates (“Cinemark”) and Regal Entertainment Group and its affiliates (“Regal”) – are permitted to appoint or designate up to two persons for nomination to election on our board of directors under the terms set forth in the agreement, one of whom must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions – Director Designation Agreement.” The designees pursuant to this agreement for AMC is Paula Williams Madison; for Cinemark are Thomas F. Lesinski and Lee Roy Mitchell; and for Regal are Peter B. Brandow and Stephen L. Lanning. In December 2016, AMC agreed to a proposed final judgement in a lawsuit brought by the U.S. Department of Justice in connection with AMC’s acquisition of Carmike Cinemas, Inc. Among other conditions, AMC was required to relinquish its governance rights in NCM LLC, including its seats on the NCM, Inc. board of directors as well as its rights to nominate any person to serve on the NCM, Inc. board of directors. AMC’s non-independent designee to the board of directors resigned in December 2016; however, AMC’s independent designee, Paula Williams Madison, may continue to serve the remainder of her term. In January 2017, our board of directors reduced the number of director positions from ten to nine, AMC was also required to divest the majority of its equity interests in NCM LLC, so that by June 20, 2019 it will own no more than 4.99% of NCM LLC’s outstanding membership units.

Our bylaws provide that directors are divided into three classes, designated as Class I, Class II and Class III and that the number of total directors shall not be more than ten. As noted above, the number of director positions has now been reduced to nine. The members of each class serve for staggered three-year terms. In 2017, the Class I directors are up for re-election. At the Annual Meeting, the stockholders will elect three Class I directors to serve until the 2020 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

Business Experience of the Nominees

The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable, are set forth below. In addition, we have included information about each nominee’s experience, qualifications, attributes or skills that led our board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Scott N. Schneider. Mr. Schneider has been a director of NCM, Inc. since February 2007 and has served as Non-Employee Executive Chairman of NCM, Inc. since January 2016.  He also served as lead director from October 2014 through January 2016. Mr. Schneider became the Chief Executive Officer of AHC LLC, a financial consulting and advisory firm in October 2009. He served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, from January 2005 to September 2009. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens Communications Company. Mr. Schneider formerly served as a director of Centennial Communications Corp.

Mr. Schneider’s extensive experience in senior leadership positions at several public and private media companies makes him well suited to understand and advise the board on complex managerial, strategic and financial considerations and to serve as Non-Employee Executive Chairman. He has a strong knowledge of the nuances of financial markets and is able to provide a variety of perspectives on financial and operational issues as well as provide guidance to assist the Company with its public communications.

Andrew J. England. Mr. England was appointed Chief Executive Officer and Director of NCM, Inc. on January 1, 2016. Mr. England has a long career in marketing, previously serving as the Executive Vice President and Chief Marketing Officer of MillerCoors, LLC from 2010 until July 2015.  From 2008 to 2010, Mr. England served as the Chief Marketing Officer of the then newly formed MillerCoors, LLC.  From 2006 to 2008 he served as Chief Marketing Officer of Coors Brewing Co.  Prior to that, Mr. England was Vice President and General Manager of Hershey’s Snacks division, Director of the Reese’s Brand, and held various marketing and brand management positions for over ten years at Nabisco Biscuit Company and Cadbury Schweppes.  Mr. England holds a Master of Business Administration degree from Stanford University and a bachelor’s degree in Engineering Science from Durham University in the United Kingdom.

Mr. England’s extensive experience as an executive in the marketing industry brings valuable experience to the board regarding our strategic and operating objectives.  Further, his position as our Chief Executive Officer provides insight to all aspects of the Company, including its management, operations and financial requirements.  Mr. England also offers exceptional leadership skills to the board.

Lawrence A. Goodman. Mr. Goodman has been a director and chairman of the Compensation Committee of NCM, Inc. since February 2007 (co-chairman since January 2017).  Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and has served as its president since inception. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc.

Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our management and board. Mr. Goodman brings significant business experience to provide strategies and solutions to address the complex compensation environment of the media business that is required to appropriately compensate and motivate our sales personnel and executives which qualifies him to serve as co-chairman of our Compensation Committee.

Board Composition

Shown below are the names and ages, as of March 3, 2017, of the nine members of our current board of directors.

Name	Age	Position
Scott N. Schneider	59	Non-Employee Executive Chairman (Class I)
Andrew J. England	52	Chief Executive Officer and Director (Class I)
Peter B. Brandow	56	Director (Class III)
Lawrence A. Goodman	62	Director (Class I)
David R. Haas	75	Director (Class II)
Stephen L. Lanning	63	Director (Class II)
Thomas F. Lesinski	57	Director (Class II)
Paula Williams Madison	64	Director (Class II)
Lee Roy Mitchell	79	Director (Class III)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our board and are expected to continue to serve as our directors following the annual meeting, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable. In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Peter B. Brandow. Mr. Brandow has served as a director of NCM, Inc. since April 2015. His current term as director expires in 2019.  Mr. Brandow has served as Executive Vice President, General Counsel and Secretary of Regal Entertainment Group since March 2002.  Mr. Brandow has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since July 2001, and prior to that time he served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Prior thereto, Mr. Brandow served as Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thacher & Bartlett LLP.  Mr. Brandow is also a member of the board of directors of AC JV, LLC, of which NCM LLC has a 4% ownership interest.

Mr. Brandow has extensive experience and association in the theater industry which gives him the ability to offer guidance to the Company and its operations. Since Mr. Brandow is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

David R. Haas. Mr. Haas has served as a director of NCM, Inc. and chairman of its Audit Committee since February 2007. His current term expires in 2018. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994.

Mr. Haas’ experience as a former high-ranking financial executive in a media company qualifies him to serve on our board of directors and chairman of our Audit Committee and to provide guidance to our internal audit function and financial advice to our board. In addition, Mr. Haas’ previous experience serving on several public company boards and audit committees has provided him a broad-based understanding of financial risks and compliance expertise.

Stephen L. Lanning. Mr. Lanning has served as a director of NCM, Inc. and was chairman of its Nominating and Governance Committee from February 2007 until January 2017. His current term expires in 2018. Prior to his retirement in 2009, he served with URS Corp. EG&G Division from 2006 to 2009 as an independent consultant and Director of Space and Information Operations Strategic Business Element. Mr. Lanning served in the United States Air Force from 1977 until 2006, retiring as a general officer. From 2005 to 2006, Mr. Lanning was the Director, Logistics and Warfighting Integration, and Chief Information Officer for the United States Air Force Space Command. Mr. Lanning was a Principal Director of the Defense Information Systems Agency from 2002 to 2005.

Mr. Lanning has significant experience in technology, operational leadership and policy development. That, combined with his drive for innovation and excellence, positions him well to serve on our board of directors. Mr. Lanning’s background allows him to share best practices with our board of directors. His years of serving in the military have given him valuable knowledge and perspective.

Thomas F. Lesinski.  Mr. Lesinski has served as a director of NCM, Inc. since December 2014 and as co-chairman of its Compensation Committee since January 2017. His current term expires in 2018. Mr. Lesinski has served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio, since January 2016. Mr. Lesinski served as the Founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015.   From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the powerful fandom demographic.  Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.

Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski’s experience as a Chief Executive Officer provides valuable perspective as co-chairman of our Compensation Committee.

Paula Williams Madison. Ms. Madison has served as a director of NCM, Inc. since March 2014 and as chairman of its Nominating and Governance Committee since January 2017. Her current term expires in 2018.  Ms. Madison has served as Chairman and CEO of Madison Media Management LLC, a company that invests in emerging media, entertainment and communication businesses, since 2011.  From 2011 to 2014, Ms. Madison also was Chief Executive Officer of the Los Angeles Sparks, a WNBA professional women’s basketball team.   Prior to this role, Ms. Madison served as Executive Vice President of Diversity at NBCUniversal, as well as, Vice President of the General Electric Company, NBCUniversal’s parent company at the time.  Ms. Madison spent 22 years with NBCUniversal in various leadership positions and prior to that ran several different local affiliate television stations.

Ms. Madison’s senior executive positions in the media and entertainment industries give her the experience to critically review the various business considerations necessary to run a business such as ours. Ms. Madison is able to offer the board sound business strategies. This, combined with her many years of business experience, makes her a valued contributor to the Board and qualifies her to serve as chairman of our Nominating and Governance Committee.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM, Inc. since October 2006. His current term as director expires in 2019.  Mr. Mitchell has served as Chairman of the Board of Cinemark Holdings, Inc. since March 1996 and as a director since its inception in 1987.  Mr. Mitchell served as Chief Executive Officer of Cinemark Holdings, Inc. from its inception in 1987 until December 2006, Vice Chairman of the Board from March 1996 and was President from inception in 1987 until March 1993.  Mr. Mitchell also served as a director of Texas Capital Bancshares, Inc. from 1999 to 2011.

Mr. Mitchell has over four decades of executive leadership experience, including a key role in the theater industry and brings important institutional knowledge to the board. Mr. Mitchell’s experience enables him to share with the board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. Since Mr. Mitchell is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Our board of directors has determined that Lawrence A. Goodman, David R. Haas, Stephen L. Lanning, Thomas F. Lesinski, Paula Williams Madison and Scott N. Schneider, all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by Nasdaq.  There are no family relationships among any of our executive officers, directors or nominees for director.  The board of directors considered Mr. Goodman’s service on the board of directors of a company that the Company uses to sell some of its online inventory concluded that this relationship does not affect his independence qualifications.  For further detail of related party transactions, refer to “Certain Relationship and Related Party Transactions” located elsewhere in this document.

Company Leadership Structure

Our board determined to split the roles of chairman of the board of directors and Chief Executive Officer.  Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our chairman sets the agenda for board meetings and presides over meetings of the full board in their oversight role.  We believe this leadership structure will best serve the objectives of the board’s oversight of management, the board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and the Company’s overall corporate governance.

Mr. Schneider assumed the position of Chairman of the board of directors on January 1, 2016 and on January 20, 2016, the board appointed him as the Non-Employee Executive Chairman.

The board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.

Board’s Role in Risk Oversight

The board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. The board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Audit Committee is responsible for overseeing the management of financial risks. The Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire board is regularly informed of each committee’s analysis.

Katherine L. Scherping, Chief Financial Officer is our Chief Risk Officer. The Chief Risk Officer provides periodic updates to the board on the strategic, operational, financial, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.

Compensation Risk Assessment

We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviews the compensation policies and practices for all employees, including executive officers. Among other things, the Compensation Committee considers whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Meetings of the Board of Directors and Standing Committees

The board of directors held five meetings during the fiscal year ended December 29, 2016. During our 2016 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of the board of directors on which he or she served. The Company does not have a formal policy regarding attendance by members of the board of directors at the Company’s Annual Meeting, but encourages our directors to attend. Eight of our directors attended our Annual Meeting of Stockholders held on April 29, 2016 (the board consisted of ten members at the time). The three standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Periodically the board has established a special committee to review significant transactions and other matters. For example, in 2016 a special committee of the board of directors was to consider the implications of the AMC acquisition of Carmike Cinemas, Inc. The special committee established at the time consists of the three independent directors who were not designated by one of NCM LLC’s founding members, Messrs. Goodman, Haas and Schneider.  There were two meetings of the special committee during our 2016 fiscal year.

The following table shows the current membership as of March 3, 2017 and number of meetings held by the board and each standing committee during our 2016 fiscal year:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Peter B. Brandow				X
Andrew J. England				X
Lawrence A. Goodman		Co-Chair	X	X
David R. Haas	Chair	X		X
Stephen L. Lanning	X		X	X
Thomas F. Lesinski	X	Co-Chair		X
Paula Williams Madison		X	Chair	X
Lee Roy Mitchell				X
Scott N. Schneider	X		X	Chair
2016 Fiscal Year Meetings	8	9	4	5

Audit Committee

The Audit Committee consists of David R. Haas (chairman), Stephen L. Lanning, Thomas F. Lesinski and Scott N. Schneider.  Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq. Our board of directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

The Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
(2)	the independent auditor’s qualifications and independence;
(3)	the performance of our internal audit function and independent auditor; and
(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

The Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently reviewed by the Committee and approved by the Board in January 2017. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link. There were eight meetings of the Audit Committee during our 2016 fiscal year.

Compensation Committee

The Compensation Committee consists of Lawrence A. Goodman (co-chairman), Thomas F. Lesinski (co-chairman), David R. Haas and Paula Williams Madison.  Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist the board in discharging its responsibilities relating to compensation of our CEO and other executives;
(2)	to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by the Board); and
(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

The Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was most recently reviewed by the Committee and approved by the board in January 2017. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link. There were nine meetings of the Compensation Committee during our 2016 fiscal year.

The Compensation Committee performs such functions and has the authority and responsibilities enumerated in its charter. The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required under applicable law, regulation or Nasdaq rule to be performed by independent directors.

The Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”), a nationally recognized consulting firm, to assess the competitiveness of compensation for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. Prior to retaining ClearBridge, the Compensation Committee reviewed ClearBridge’s independence as contemplated by the committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that ClearBridge is independent from the Company, our Compensation Committee and our executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Paula Williams Madison (chairman), Lawrence A. Goodman, Stephen L. Lanning and Scott N. Schneider.  Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.

The Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become board members, and to recommend director nominees to the board;
(2)	to oversee the evaluation of our management and the board; and
(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to the board such changes as it may deem appropriate.

The Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Committee and approved by the board in January 2017. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at www.ncm.com at the Investor Relations link. There were four meetings of the Nominating and Governance Committee during our 2016 fiscal year.

Other than the director candidates designated by our founding members, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends director nominees to our board for each annual meeting of stockholders or in connection with filling a vacancy on the board between annual meetings. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our board of directors and its committees. The Nominating and Governance Committee recommends to our board of directors the terms of our Corporate Governance Guidelines. The Nominating and Governance Committee reviews such guidelines and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The Nominating and Governance Committee also monitors our board of directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our board of directors in its annual review of our board of directors.

Nomination of Directors. The nominees for election or re-election to our board of directors at the 2017 Annual Meeting were formally nominated by the Nominating and Governance Committee, and were approved by the board of directors on January 19, 2017.

As the need to fill vacancies arises in the future, the Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become board members for recommendation to the board. The Nominating and Governance Committee would consider potential director candidates recommended by stockholders and use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our board of directors.  See “Proposals of Stockholders” below for further information on making director nominations.

The Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to the board of directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;
(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of the board of directors;
(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the board of directors;
(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and
(e)	a dedication to the representation of the best interests of all our stockholders, including our founding members.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, the Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Conduct. In addition to considering the qualifications listed above, the Committee seeks nominees that will complement the existing members and provide diversity of background, professional expertise, gender and ethnicity.

Stockholder Communications

Our board of directors provides a process for stockholders to send communications to the board. Information on communicating directly with the board of directors is available on our website at www.ncm.com at the Investor Relations link.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually.  This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.

The Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2016 approximately 49% of total compensation, assuming 100% achievement of targets, and approximately 47% of total compensation, based upon actual 2016 performance bonuses paid), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by the Compensation Committee. The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.

Because your approval is advisory, it will not be binding on either the board of directors or the Company. However, the Compensation Committee and board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of a majority of the votes cast on this proposal voting in favor of this Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE

EXECUTIVE COMPENSATION ADVISORY VOTE

Under the Dodd-Frank Act noted in Proposal 2, every six years we are required to ask our stockholders to consider an advisory vote on the frequency of the say-on-pay proposal, as to whether the executive compensation advisory vote should occur every one, two or three years.

The board of directors recommends at this time that stockholders vote for the option of an advisory vote on executive compensation every year.  Our board of directors recognizes that executive compensation is an important matter of stockholder concern and believes that providing stockholders with the opportunity to review our compensation programs annually is a matter of good corporate practice.  Further, we believe this frequency should provide the board of directors and the Compensation Committee with more immediate stockholder input on the Company’s executive compensation programs.

Our stockholders have the opportunity to vote, on an advisory basis, for the preferred frequency by choosing the option of every one year, two years, or three years or to abstain from voting when you vote in response to the following resolution at our Annual Meeting:

“RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.”

Vote Required

The frequency—one year, two years or three years—that receives the greatest number of votes will be considered to have been approved by the stockholders. Stockholders are not voting to approve or disapprove of the board of directors’ recommendation.  Abstentions and broker non-votes will not be included in the totals for the proposal, and will have no effect on the outcome of the vote.  This vote is advisory and is not binding on the Company or the board. However, the board values the opinions of our stockholders and will consider the result of this vote in setting the frequency of future advisory votes on executive compensation.

Recommendation

The board of directors recommends that stockholders vote for a ONE YEAR frequency for future advisory votes on executive compensation. If not otherwise specified, proxies will be voted for a ONE YEAR frequency for an advisory vote on executive compensation.  This say-on-frequency proposal is non-binding.

PROPOSAL 4

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of the firm Deloitte & Touche LLP as independent auditors to audit our financial statements for the 2017 fiscal year ending December 28, 2017 and to perform other approved accounting services.

Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent auditors, our board of directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Deloitte & Touche LLP served as our independent registered public accounting firm for our 2016 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2016 and 2015, the following amounts:

	2016	2015
Audit Fees (1)	$1,140,000	$853,000
Audit Related Fees (2)	236,600	171,000
Total Audit and Related Fees	1,376,600	1,024,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,376,600	$1,024,000

(1)

In 2016, audit fees include $256,895 of fees for the issuance of consents and comfort letters in connection with registration statement filings and debt offerings.  For fiscal year 2015, audit fees included consent fees of $20,000 in connection with a registration statement.

(2)	Audit related fees consisted of assistance with debt offerings and periodic filings for NCM LLC’s founding members, all of which was reimbursed to NCM LLC by the founding members.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by the Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 4.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 4.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee specifies that the purpose of the Committee is to assist the board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
•	the independent auditor’s qualifications and independence;
•	the performance of our internal audit function and independent auditor; and
•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 29, 2016 with management and discussed those matters required by Auditing Standard No. 16, Communications with Audit Committees (as amended), as well as all other matters required to be discussed with Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, the Audit Committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 29, 2016 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.

David R. Haas, Chairman

Stephen L. Lanning

Thomas F. Lesinski

Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the board of directors include such disclosure for the fiscal year ended December 29, 2016 in NCM, Inc.’s Annual Report on Form 10-K and Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.

Lawrence A. Goodman, Co-Chairman

Thomas F. Lesinski, Co-Chairman

David R. Haas

Paula Williams Madison

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “Named Executive Officers” (“NEOs”).

•	Andrew J. England – Chief Executive Officer and Director (our CEO since January 1, 2016)
•	Kurt C. Hall – Former President, Chief Executive Officer and Chairman (our CEO until January 1, 2016)
•	Clifford E. Marks – President
•	Katherine L. Scherping – Chief Financial Officer (our principal financial officer since August 11, 2016)
•	David J. Oddo – Former Senior Vice President, Finance and Interim Co-Chief Financial Officer (our principal financial officer until August 11, 2016)
•	Ralph E. Hardy – Executive Vice President and General Counsel
•	Alfonso P. Rosabal – Former Executive Vice President, Chief Operations Officer and Chief Technology Officer (until January 3, 2017)

Executive Summary

Fiscal Year 2016 Performance. For fiscal year 2016, the Company reported record revenue and Adjusted OIBDA derived from advertising.  Revenue increased 0.2% compared to fiscal year 2015.  The increase in revenue was primarily due to a 1.6% increase in national advertising revenue primarily due to the impact of higher pricing (CPMs), partially offset by a 2.3% decrease in local and regional advertising revenue and a 4.3% decrease in advertising revenue from beverage concessionaire agreements.  Operating income increased 16.9% in 2016 from 2015, driven primarily by the absence of $34.3 million of costs related to a terminated merger.  Net income increased from $15.4 million, or $0.26 per diluted share, to $25.4 million, or $0.42 per diluted share, due primarily to the higher operating income, partially offset by costs related to a debt refinancing.

Key Performance Measures. The following table summarizes the key fiscal 2016 financial metrics on which the Company based its executive compensation.

Fiscal 2016 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA for compensation purposes	$219.4	$206.4	94.1% of targeted Adjusted OIBDA for compensation purposes
Adjusted advertising revenue	$442.3	$420.6	95.1% of Adjusted advertising revenue target

(1)

Refer to “Annual Performance Bonus” below for additional details on the Executive Performance Bonus Plan, Adjusted OIBDA for Compensation Purposes and adjusted advertising revenue, which are non-GAAP measures.  See “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2016” below for the definitions of Adjusted OIBDA for Compensation Purposes and adjusted advertising revenue and the reconciliations to the closest GAAP based measurement.

Payouts under our compensation program are directly aligned with these results, as discussed under the Pay-for-Performance Alignment section.

Executive Transitions.  In January 2016, the Company appointed a new Chief Executive Officer, Andrew J. England and, in August 2016, the Company appointed a new Chief Financial Officer, Katherine L. Scherping.  In connection with their respective appointments, each was issued a one-time sign-on grant of time-based restricted stock with a value equivalent to one times their respective base salaries as inducement to join the Company.  The time-based restricted stock vests over a three-year period to align the executive’s interests with that of shareholders over the long-term.  The Company also entered into a Separation and General Release Agreement and a Consulting Agreement with Kurt C. Hall, our former Chief Executive Officer.  In connection with these agreements, Mr. Hall received a lump-sum severance payment and certain modifications were made to his outstanding equity awards.  Further, Mr. Hall is providing consulting services for a monthly fee and his stock vesting continues for a period of approximately two years to assist in the transition, given his deep knowledge of our business as a founder of the Company.  See the “Summary Compensation Table” and supporting footnotes and “Employment Agreements” for further detail of these arrangements.

Elements of 2016 Compensation Program. Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability.  The 2016 Compensation Program consists of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance-Based Restricted Stock (PBRS)	+	Time-Based Restricted Stock (TBRS)	=	Total Direct Compensation

The design for the Annual Cash Incentive Plan and Long-Term Incentive Plan was generally maintained from the 2015 Compensation Program, based on the Compensation Committee’s assessment that the compensation program continued to align with the Company’s business and compensation objectives.

Pay Mix.  We believe the mix of annual and long-term incentives, and the mix of cash and equity awards are balanced, emphasize Company performance and do not motivate imprudent risk-taking.  The following charts present the elements of compensation as a percentage of total target direct compensation for fiscal year 2016, computed using the annual salary, target annual cash incentive (assuming 100% achievement) and grant date fair value of PBRS and TBRS.  The first chart presents the compensation elements for our CEO, Andrew J. England.  The NEOs included in the second chart are Messrs. Marks, Oddo, Hardy, Rosabal and Ms. Scherping.

Fiscal Year 2016 Compensation Mix

Andrew J. England (a)

(a)

Approximately 50% of Mr. England’s compensation is performance-based and approximately 80% of his compensation is variable, which represents the performance-based elements and time-based restricted stock. Mr. England received a one-time sign-on grant during 2016 upon his hire as CEO, which is included above and resulted in him having a higher percentage of time-based restricted stock. Mr. England’s annual stock grants will be 75% PBRS and 25% TBRS.

Other NEOs (b)

(b)

Approximately 49% of all other NEOs’ compensation is performance-based and approximately 74% of their compensation is variable, which represents the performance-based elements and time-based restricted stock.

Pay-for-Performance Alignment.  The Compensation Committee believes that having a large percentage of executive officers’ pay as performance-based compensation ensures their interests are aligned with those of our stockholders. Consistent with our compensation program design, our compensation program results for the 2016 fiscal year were aligned with the Company’s financial results.  The fiscal year 2016 annual cash incentives paid out below target (88%) as described in greater detail in “Fiscal 2016 Executive Performance Bonus Plan Payments”.  PBRS paid out below target (91%) for the 2014-2016 performance period, as described in greater detail in “Long-Term Incentives”.

Shareholder Say-on-Pay Vote and Company Response

In establishing and recommending 2017 compensation for the Company’s NEOs, the Compensation Committee considered the results of the say-on-pay vote at the 2016 Annual Meeting of Stockholders.  At that meeting, our stockholders approved our executive compensation for the 2015 fiscal year with approximately 97% of the votes cast in favor. Our board of directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account through the say-on-pay vote when reviewing the compensation program throughout the year. The Compensation Committee considered the results of the advisory approval and as such generally maintained the overall composition of executive compensation for the 2016 fiscal year.

Detailed Discussion & Analysis

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to:

•	review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies, using the 50th percentile as a reference point for setting compensation;
•	provide shorter term cash incentives primarily for achieving specified annual performance objectives;

•

provide a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through achievement of long-term financial performance goals; and

•	establish and monitor appropriate pay and performance relationships.

To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders (including the founding members).

Role of Compensation Consultant and CEO in Determining Executive Compensation

Our CEO has substantial input in determining executive compensation other than his own and made all of the recommendations for the compensation of the other NEOs that were ultimately approved by the Compensation Committee. Our CEO’s compensation was determined and approved by the Compensation Committee.

In 2016, the Compensation Committee engaged ClearBridge, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters.  ClearBridge assessed the competitiveness of pay for the executive officers and provided independent advice and recommendations to the Compensation Committee regarding executive compensation. The Compensation Committee determined that ClearBridge is independent from the Company.

As part of its review, ClearBridge considered base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives, and total direct compensation. ClearBridge reviewed and recommended a peer group for pay comparison for our executive officers comprised of companies that are domestic, publicly-traded, of comparable size to NCM, Inc., and in relevant industries (i.e., in advertising, media and entertainment industries, or software technology-based companies in media-related industries).  The Compensation Committee reviewed and approved the peer group.

Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant to guide its decision making. Although the Compensation Committee references the 50th percentile of the peer group’s pay levels, specific positioning for each NEO is determined on a case-by-case basis considering multiple factors.

The following peer companies were used in our competitive analysis for fiscal 2016 decisions:

comScore, Inc.	Lamar Advertising Company
Crown Media Holdings, Inc.	Media General, Inc.
DreamWorks Animation SKG, Inc.	Outfront Media Inc.
Global Eagle Entertainment Inc.	Pandora Media, Inc.
Harte Hanks, Inc.	TiVo Inc.
IMAX Corp.	WebMD Health Corp.

We eliminated five companies and added three companies from our 2015 peer group either due to acquisition or as a result of the Compensation Committee’s assessment of the group relative to industry and size criteria.

2016 Compensation

Provided below is a summary of the key elements of our 2016 compensation program.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance

Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals	Reward team and individual achievement against specific objective financial goals

Long-Term Incentives	Equity grants in 2016 consisted of: • Performance-based restricted shares • Time-based restricted shares	Reward for the creation of stockholder value and retain executives for the long-term

Other Compensation

A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans; dividend equivalents accrued on restricted stock and other customary employee benefits.

Provide an appropriate level of employee benefit plans and programs

Potential Payments Upon Termination or Change in Control	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement. No excise tax gross-ups are provided.	Provide an appropriate level of payment in the event of a change in control or termination

Other Policies	Stock Ownership Guideline policy Clawback policy Insider trading policy, which includes anti-hedging and anti-pledging policies	Enhance alignment with stockholder interests

Specific compensation decisions made in 2016 are described below.

Base Salary. Base salaries for our executives were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer salary levels, and other primarily subjective factors deemed relevant by the Compensation Committee.

Base salaries are reviewed annually by the Compensation Committee and the board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements.

The base salaries of our NEOs in 2016 compared to 2015 as of the end of the fiscal year were as follows.

Name	2015 Base Salary		2016 Base Salary	Percentage Change
Andrew J. England	$	N/A	$750,000	N/A	(1)
Clifford E. Marks		$825,000	$841,500	2%
Katherine L. Scherping	$	N/A	$400,000	N/A	(1)
David J. Oddo		$179,794	$183,390	2%
Ralph E. Hardy		$298,222	$304,187	2%
Alfonso P. Rosabal, Jr.		$341,000	$410,000	20%	(2)

(1)	Mr. England and Ms. Scherping were hired in 2016, and as such did not have a 2015 base salary.
(2)

Mr. Rosabal received a shift in pay mix from restricted stock to salary to better align his compensation with that of executives at our peer companies.  Specifically, Mr. Rosabal’s total direct compensation (salary, bonus and restricted stock) increased by 2%, with the shift in pay mix, resulting in a 20% salary increase and a 10% reduction in restricted stock grant value.

For 2016, we believe salary was within a market competitive range compared to our competitors.

Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals. The annual cash incentives for NEOs are awarded under the Executive Performance Bonus Plan that was approved by stockholders on May 1, 2013.

The target percentages for our NEOs were established based on the responsibility, experience and seniority of the individual. We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with those of our stockholders. A “stretch bonus” is further incentive for our executive officers to exceed operating budgets and thus further increase our equity value.

Payments of annual cash incentives are objectively calculated based on the achievement of specific financial targets for each NEO.  The process for setting the financial targets for 2016 was consistent with previous years as part of the annual budget review and approval.  The Compensation Committee approved a change in the performance measures for the annual cash incentive for all NEOs to align the team to work toward the same objectives.  For 2016, the annual cash incentive was based (i) 50% on achievement of Adjusted OIBDA for compensation purposes and (ii) 50% on adjusted advertising revenue targets.  The stretch bonus for achievement above 100% of the target bonus continued to be based 100% upon Adjusted OIBDA for compensation purposes for all NEOs.  These performance measures are non-GAAP measures and are specifically defined in the “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2016” section below.

Our annual cash incentive traditionally has been paid in a single payment in the first quarter following the completion of a given fiscal year. Payments are subject to review, approval and certification by the Compensation Committee in conjunction with the issuance of our annual audit report.

The annual cash incentive potential that is based on Adjusted OIBDA for Compensation Purposes (defined in the “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2016” below) is achieved as follows.  Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted OIBDA for Compensation Purposes Achieved	% of Target Bonus
Less than 80%	0%
80%	25%
95%	90%
100%	100%

The annual cash incentive potential that is based on adjusted advertising revenue (defined in “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2016” below) is achieved as follows. Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted Advertising Revenue Target Achieved	% of Target Bonus
Less than 80%	0%
80%	50%
90%	80%
95%	90%
100%	100%

The 2016 Stretch Bonus potential is 50% of the product of (a) the annual cash incentive paid times (b) the percentage obtained by dividing (i) the percentage that Adjusted OIBDA for Compensation Purposes is in excess of budget (capped at 10% and expressed as a whole number) by (ii) 10.

Actual fiscal year 2016 performance results were as follows.

Fiscal 2016 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA for compensation purposes	$219.4	$206.4	94.1% of targeted Adjusted OIBDA for compensation purposes
Adjusted advertising revenue	$442.3	$420.6	95.1% of Adjusted advertising revenue target

(1)

Adjusted OIBDA for Compensation Purposes and adjusted advertising revenue are non-GAAP measures.  See “Definitions of Performance Measures Used in Incentive Plans” below for the definitions of Adjusted OIBDA for Compensation Purposes and adjusted advertising revenue and the reconciliations to the closest GAAP basis measurement.

Resulting annual cash incentive payouts for fiscal year 2016 were as follows.

Fiscal 2016 Executive Performance Bonus Plan Payments

The awards under the Executive Performance Bonus Plan were determined in accordance with the Company’s actual performance compared to our internal targets. We believe the amounts paid under the Executive Performance Bonus Plan are appropriate in light of the achievement relative to the financial targets. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2016 Summary Compensation Table for Messrs. England, Marks, Oddo, Hardy, and Rosabal and Ms. Scherping.

	Annual Cash Incentive
		Adjusted OIBDA for Compensation Purposes (50% weighting)		Adjusted Advertising Revenue (50% weighting)		Total
Name	Target Award as a % of Salary (1)	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Award as a % of Target	Total Award Amount
Andrew J. England	100%	94.1%	86.0%	95.1%	90.2%	88.1%	$660,464
Clifford E. Marks	100%	94.1%	86.0%	95.1%	90.2%	88.1%	$741,041
Katherine L. Scherping	75%	100.0%	100.0%	100.0%	100.0%	100.0%	$116,393	(2)
David J. Oddo	50%	94.1%	86.0%	95.1%	90.2%	88.1%	$80,748
Ralph E. Hardy	75%	94.1%	86.0%	95.1%	90.2%	88.1%	$200,905
Alfonso P. Rosabal, Jr.	75%	94.1%	86.0%	95.1%	90.2%	88.1%	$270,790

(1)	Percentage of base salary determined at the end of our 2016 fiscal year (December 29, 2016).
(2)	Pursuant to Ms. Scherping’s employment agreement, her annual cash incentive payment was to be paid in full, and prorated for her time of employment during the year.

Long-Term Incentives (LTI). We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We grant awards under our stockholder approved equity incentive plans, the National CineMedia, Inc. 2007 Equity Incentive Plan as amended and restated and the National CineMedia, Inc. 2016 Equity Incentive Plan, together we refer to as the “Equity Incentive Plan.”  Stockholders approved the National CineMedia, Inc. 2016 Equity Incentive Plan in May 2016 because the National CineMedia, Inc. 2007 Equity Incentive Plan was set to expire by its terms in February 2017.

All grants under the Equity Incentive Plan to our executive officers are approved by the Compensation Committee at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee, generally related to promotions or other merit-related reasons.  Ms. Scherping’s mid-year grant was approved in connection with her appointment as Chief Financial Officer in August 2016.

For 2016, the Committee decided to continue to grant the following LTI vehicles:

•

PBRS: Aligns executives with the long-term financial goals of the Company. PBRS vest based upon the achievement of cumulative 2016-2018 “Free Cash Flow” goals, as defined in “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2016”.

•	TBRS: Promotes retention objectives, stock ownership in the Company, and a more direct alignment of the executives’ interests with stockholders’ interests. TBRS vest ratably over a 3-year period.

On January 20, 2016, the Compensation Committee granted PBRS and TBRS to Messrs. England, Marks, Oddo, Hardy and Rosabal, as follows.  Ms. Scherping received a grant on August 11, 2016 upon her appointment as Chief Financial Officer of TBRS, which is included in the following table.

	2016 Restricted Stock Awards (1)
	PBRS			TBRS			Total
Name	% of Total LTI	Target Grant Date Fair Value of Shares Granted (2)	Target Number of Shares Granted (2)	% of Total LTI	Grant Date Fair Value of Shares Granted	Number of Shares Granted (3)	Total Grant Date Fair Value of Shares Granted	Total Number of Target Shares Granted
Andrew J. England (4)	51%	$1,125,000	74,950	49%	$1,130,787	73,092	$2,255,787	148,042
Clifford E. Marks (6)	60%	$1,388,470	92,503	40%	$925,652	61,669	$2,314,122	154,172
Katherine L. Scherping (5)	0%	$—	—	100%	$396,843	25,455	$396,843	25,455
David J. Oddo (6)	25%	$68,776	4,582	75%	$206,312	13,745	$275,088	18,327
Ralph E. Hardy (6)	60%	$319,398	21,279	40%	$212,932	14,186	$532,330	35,465
Alfonso P. Rosabal, Jr. (6)	60%	$491,998	32,778	40%	$327,999	21,852	$819,996	54,630

(1)	The performance-based and time-based restricted stock awards include the right to receive dividend equivalents, subject to vesting.
(2)	Reflects the target number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year cumulative target. PBRS are scheduled to vest based on the scale shown below.

Free Cash Flow - % of Target	Award Vesting % of Target Shares
<80%	0%
80%	25%
95%	90%
100%	100%
≥110%	150%

(3)	Vest ratably over a 3-year period.
(4)

Mr. England received a sign-on grant at his hire date of 48,109 shares of TBRS, or a value of $750,000 using a 30-day average stock price.  The value above reflected the value using the stock price at the date of grant.  Mr. England also received a grant equivalent to $1.5 million on January 21, 2016 that consisted of 25% TBRS and 75% PBRS.

(5)

Ms. Scherping received a sign-on grant at her hire date of 25,455 shares of TBRS, or a value of $400,000, using a 30-day average stock price.  The value above reflected the value using the stock price at the date of grant. Annual grants to Ms. Scherping will be made with 60% as PBRS and 40% as TBRS.

(6)

Mr. Oddo received 25% PBRS and 75% TBRS due to his position as a Senior Vice President.  Messrs. Marks, Hardy and Rosabal received 60% PBRS and 40% TBRS due to their positions as President in the case of Mr. Marks and Executive Vice Presidents in the case of Mr. Hardy and Mr. Rosabal.

Results for Performance-Based Restricted Stock with Measurement Periods Ended December 29, 2016. The 2014 PBRS were scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measurement period ending December 29, 2016.  The 2014 PBRS vest according to the scale shown below.  Straight line interpolation is applied to Free Cash Flow performance between the levels shown to determine the corresponding payout.

Free Cash Flow - % of Target	Award Vesting % of Target Shares
<85%	0%
85%	25%
100%	100%
≥110%	150%

On all PBRS, dividends accrue and are paid upon vesting for those shares earned. In the event that shares are not earned, accrued dividends on those shares are not paid.

The PBRS vested as shown below.

Performance Measure (in millions)	Target	Actual	Achievement Relative to Target	Vesting %
2014 grant three-year cumulative Free Cash Flow (a)	$556.6	$532.4	95.7%	91.3%

(a)

“Free Cash Flow” is a non-GAAP measure.  See “Definitions of Performance Measures Used in Incentive Plans” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

The following table shows the number of shares vested and accrued dividends paid for our NEOs for the performance-based restricted stock with the measurement period ended December 29, 2016.

	Number of Shares Awarded on January 15, 2014	Total Vesting on February 27, 2017		Accrued Dividends (1)
Kurt C. Hall (2)	79,090	79,090	(2)	$248,343
Clifford E. Marks	62,685	57,231		$179,705
David J. Oddo	3,919	3,578		$11,235
Ralph E. Hardy	17,048	15,564		$48,871
Alfonso P. Rosabal, Jr.	32,592	29,756		$93,434

(1)	As a result of the level of achievement of the 2014 award which vested on February 27, 2017, accrued dividends were paid on March 9, 2017.
(2)

Pursuant to Mr. Hall’s Separation and General Release Agreement, effective upon his resignation as CEO on January 1, 2016, 100% of Mr. Hall’s PBRS that was granted on January 15, 2014 was modified such that it was no longer subject to the performance conditions and vested in accordance with the TBRS vesting schedule with 52,727 shares vesting on January 15, 2016 and 26,363 vesting on January 15, 2017.  Therefore, none of the shares were subject to the performance conditions.

Compensation Decisions for 2017

Below is information about compensation decisions made in early 2017 for active NEOs, Mr. England, Mr. Marks, Ms. Scherping and Mr. Hardy.

Base Salary. The Compensation Committee reviewed executive compensation in January 2017 and decided to increase the base salary by a cost of living adjustment of 2% for each of Messrs. Marks, Hardy and Ms. Scherping which is consistent with the average increases given to the majority of employees. Mr. England received a 17% increase in base salary to recognize his performance and better align his compensation with the compensation of other executives at the Company’s peer companies.

Annual Cash Incentive. The process for setting the financial targets for 2017 was consistent with previous years as part of the annual budget review and approval. The Compensation Committee approved a change to align the adjusted advertising revenue and Adjusted OIBDA for compensation purposes pay scales to be the same.  The pay scales were adjusted so that the threshold increased from 25% payout at 80% of achievement for Adjusted

OIBDA for compensation purposes and 50% payout at 80% achievement for adjusted advertising revenue, to 25% payout at 85% of achievement of the target for both measures. The Compensation Committee also approved an additional cash incentive payment equal to 10 percentage points of the executive’s annual cash incentive as a percentage of target if revenue in the first quarter of 2017 is achieved at or above target in order to incentivize higher sales during the first quarter, which has historically been the Company’s lowest quarter of the year.  This additional cash incentive will only be paid if both annual adjusted advertising revenue and annual Adjusted OIBDA for compensation purposes are achieved at or above target.

Long-Term Incentives. The Compensation Committee granted standard LTI awards in the form of PBRS and TBRS to each of the NEOs based on generally the same design as the 2016 LTI program, as the Compensation Committee believed the program continued to align with the Company’s business and compensation objectives.  For the 2017 grants, the Compensation Committee approved a change in the measures, such that, a target of 2019 digital revenue was added and weighted at 25%, in addition to the target for free cash flow, which is now weighted at 75%, rather than 100%.   This additional measure was added to reinforce the future strategy of the business.

The 2017 long-term incentive grants were made in consideration of several factors, including current role, individual performance, potential company performance and market positioning, among other factors.  Specific details for awards granted on January 19, 2017 are provided below.

	2017 Restricted Stock Awards (1)
	PBRS (2)			TBRS (3)			Total
Name	% of Total LTI	Target Grant Date Fair Value of Shares Granted	Target Number of Shares Granted (4)	% of Total LTI	Grant Date Fair Value of Shares Granted	Number of Shares Granted	Total Number of Target Shares Granted	Total Grant Date Fair Value of Shares Granted
Andrew J. England	75%	$1,124,992	76,013	25%	$375,002	25,338	101,351	$1,499,995
Clifford E. Marks	60%	$1,416,242	95,692	40%	$944,166	63,795	159,487	$2,360,408
Katherine L. Scherping	60%	$428,401	28,946	40%	$285,596	19,297	48,243	$713,997
Ralph E. Hardy	60%	$325,778	22,012	40%	$217,190	14,675	36,687	$542,968

(1)	The performance-based and time-based restricted stock awards include the right to receive dividend equivalents, subject to vesting.
(2)

Performance-based restricted stock awards vest in February 2020 based (a) 75% on the achievement of cumulative 2017-2019 “Free Cash Flow” goals and (b) 25% on the achievement of 2019 “Digital Revenue” goals (defined as revenue derived from advertising sold online, through mobile devices and other digital platforms).

(3)	Vest ratably over a 3-year period.
(4)

Reflects the target number of shares that will vest if actual cumulative Free Cash Flow and Digital Revenue equals 100% of the targets.  The performance-based restricted stock awards are scheduled to vest based on the scales below.  The Compensation Committee may apply other pre-determined adjustments to the definition of Free Cash Flow and Digital Revenue under the plan.

Free Cash Flow - % of Target	Award Vesting % of Target Shares
<85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
≥105%	150%

Digital Revenue - % of Target	Award Vesting % of Target Shares
<44.4%	0%
44.4%	25%
100%	100%
≥155.6%	200%

Straight line interpolation is applied to Free Cash Flow and Digital Revenue performance between the levels shown. Free Cash Flow is a non-GAAP measure. See “Definitions of Performance Measures Used in Incentive Plans” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Definitions of Performance Measures Used in Incentive Plans for Fiscal 2016.  Presented below are definitions of performance measures used in incentive plans.  The Compensation Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.

Adjusted OIBDA for Compensation Purposes

Adjusted OIBDA for Compensation Purposes used to measure achievement against performance bonus targets is a non-GAAP financial measure that differs from Adjusted OIBDA as defined in our Form 10-K.  Adjusted OIBDA is a key metric used by management to measure the Company’s operating performance. OIBDA represents operating income plus depreciation and amortization expense. Adjusted OIBDA for Compensation Purposes adds back the revenue from advertising by NCM LLC’s founding members’ beverage supplier, share-based compensation costs, CEO transition costs, make-good liability shifted into 2017 and barter revenue, net of barter expense.  While Adjusted OIBDA for Compensation Purposes is a measure used to calculate our Executive Performance Bonus awards, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. Adjusted OIBDA for Compensation Purposes has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA for Compensation Purposes differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies. The following table reconciles operating income to Adjusted OIBDA for Compensation Purposes (dollars in millions).

	FY 2016 Target	FY 2016 Actual
Operating income	$190.5	$173.0
Depreciation and amortization	36.7	35.8
OIBDA	227.2	208.8
Founding member circuit beverage revenue	(28.9)	(28.7)
Share-based compensation costs	18.0	18.3
CEO transition costs	3.0	3.6
Make-good liability	—	4.6
Barter revenue, net of barter expense	0.1	(0.2)
Adjusted OIBDA for compensation purposes	$219.4	$206.4

Adjusted Advertising Revenue

Adjusted advertising revenue used to determine achievement against performance bonus targets is a non-GAAP financial measure used by management to measure the performance of certain advertising sales personnel, including Mr. Marks. Adjusted advertising revenue represents reported advertising revenue less founding member circuit beverage revenue, zero margin barter revenue and other founding member payments included in revenue plus the make-good liability shifted into 2017. This non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue.  The following table reconciles advertising revenue to adjusted advertising revenue (dollars in millions).

	FY 2016 Target	FY 2016 Actual
Advertising revenue	$473.0	$447.6
Less: Founding member circuit beverage revenue and other revenue	(30.7)	(31.6)
Plus: Make-good liability	—	4.6
Adjusted advertising revenue	$442.3	$420.6

Free Cash Flow

Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRS targets have been achieved.  Free Cash Flow represents Adjusted OIBDA for Compensation Purposes, described above, less capital expenditures.  The following table reconciles operating income to Free Cash Flow (dollars in millions).

	2014-2016 3- Year Cumulative Ended December 29, 2016
	Target	Actual
Operating income	$566.3	$472.7
Depreciation and amortization	103.7	100.4
OIBDA	670.0	573.1
Founding member circuit beverage revenue	(114.3)	(97.0)
Share-based compensation costs	30.8	40.8
Merger-related administrative costs	—	41.8
CEO transition costs	—	4.2
Make-good liability	—	4.6
Capital expenditures	(29.9)	(35.1)
Free Cash Flow – Actual	$556.6	$532.4

Other Policies

Adoption of Share Ownership Guidelines

The Company has adopted the following share ownership guidelines for its executive officers and directors:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of: 3 times base salary or 140,000 shares
President and Executive Vice Presidents	Lesser of: 1 times base salary or 20,000 shares
Non-Employee Independent Directors	Lesser of: 3 times annual Board cash retainer or 8,000 shares

Each individual is expected to attain the minimum ownership level within five years of the effective date of the policy (January 2018), or the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options.

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from entering into hedging transactions with respect to Company stock.

Anti-Pledging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. To our knowledge, none of our officers or directors has pledged any of his or her shares in violation of Company policy.

Clawback Policy

We have adopted a “clawback” policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we may recover any incentive compensation paid to an executive officer of our company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by our company with any financial reporting requirement under the securities laws. If the board of directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, the board of directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

EXECUTIVE COMPENSATION TABLES

FISCAL 2016 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Andrew J. England	2016	$750,000	—	$2,255,787		—		$660,464	$201,060	$3,867,311
Chief Executive Officer
Kurt C. Hall	2016	$—	—	$350,144	(2)	$1,930,935	(2)	$—	$3,075,962	$5,357,041
Former President, CEO	2015	$795,442	—	$2,125,009		—		$1,191,277	$299,832	$4,411,560
and Chairman	2014	$779,845	—	$2,050,006		—		$367,452	$207,584	$3,404,887
Clifford E. Marks	2016	$841,500	—	$2,314,122		—		$741,041	$301,079	$4,197,742
President	2015	$806,763	—	$2,169,032		—		$1,200,465	$281,503	$4,457,763
	2014	$751,994	—	$1,971,158		—		$579,472	$204,322	$3,506,946
Katherine L. Scherping (5)	2016	$160,000	—	$396,843		—		$116,393	$15,249	$688,485
Chief Financial Officer
David J. Oddo	2016	$183,390	—	$275,088		—		$80,748	$47,835	$587,061
Former SVP, Finance	2015	$179,659	—	$404,545		—		$134,531	$47,413	$766,148
Interim Co-CFO	2014	$176,220	—	$274,493		—		$42,525	$34,417	$527,655
Ralph E. Hardy	2016	$304,187	—	$532,330		—		$200,905	$83,162	$1,120,584
EVP and General	2015	$297,997	—	$596,447		—		$334,717	$84,353	$1,313,514
Counsel	2014	$292,154	—	$536,077		—		$103,244	$61,198	$992,673
Alfonso P. Rosabal, Jr.	2016	$410,000	—	$819,996		—		$270,790	$127,520	$1,628,306
Former EVP, Chief	2015	$338,208	—	$909,990		—		$382,730	$128,994	$1,759,922
Operations Officer and Chief Technology Officer	2014	$267,462	—	$1,036,191		—		$121,409	$95,537	$1,520,599

(1)

The amounts represent the aggregate grant date fair value of the target level of stock awards computed in accordance with ASC Topic 718. Certain of the stock awards granted in 2016, 2015 and 2014 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” at the end of the three-year measuring period. The amounts for these awards are presented based on 100% of the fair market value on the date of grant and do not include an estimate of performance. Actual results could materially differ from this estimate. Stock awards are further discussed in the “Long-Term Incentives” section of our CD&A. The table below includes the maximum amounts payable assuming the highest level of performance is achieved:

Stock Awards
Name	Grant Date	Maximum Number of Shares Scheduled to Vest		Maximum Grant Date Fair Value (a)
Andrew J. England	1/1/2016	48,109		$755,792
	1/20/2016	137,408		$2,062,494
Kurt C. Hall	1/21/2015	198,363	(b)	$2,921,887	(b)
	1/15/2014	144,998	(b)	$2,818,761	(b)
Clifford E. Marks	1/20/2016	200,424		$3,008,357
	4/10/2015	20,415		$325,006
	1/21/2015	169,364		$2,494,732
	1/15/2014	132,740		$2,580,456
Katherine L. Scherping	8/11/2016	25,455		$396,843
David J. Oddo	1/20/2016	20,618		$309,476
	1/21/2015	30,897		$455,113
	1/15/2014	16,080		$312,585
Ralph E. Hardy	1/20/2016	46,105		$692,029
	1/21/2015	52,640		$775,380
	1/15/2014	36,100		$701,784
Alfonso P. Rosabal, Jr.	1/20/2016	71,019		$1,065,995
	1/21/2015	80,312		$1,182,988
	1/15/2014	69,598		$1,352,985

(a)

The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (150%) for the performance-based restricted stock grants.  The time-based restricted stock grants are included at 100%. The amounts for these awards are presented based upon the fair market value on the date of grant.

(b)

Pursuant to Mr. Hall’s Separation and General Release Agreement, certain of Mr. Hall’s stock awards were modified on January 1, 2016 to time-based vesting and are no longer subject to performance measures. Awards with respect to a total of 187,288 shares were changed to time-based vesting as a result of the Separation and General Release Agreement.  The values in the above tables reflect them as time-based restricted stock and are based on the grant-date fair value.

(2)

Pursuant to Mr. Hall’s Separation and General Release Agreement, Mr. Hall’s outstanding stock options were modified such that he is permitted to exercise any vested stock options through their original expiration dates.  Further, certain of Mr. Hall’s performance-based restricted stock was converted to time-based restricted stock which will vest on the award’s original grant date, subject to Mr. Hall’s continuous service as a consultant.  In connection with these modifications, the Company recorded expense associated with the incremental fair value under ASC Topic 718.  The additional expense recorded for the incremental fair value is reflected under “Stock Awards” in the table above for the restricted stock modifications and under “Option Awards” in the table above for the stock option modifications.

(3)

The Compensation Committee approved fiscal 2016 performance bonuses for the NEOs on February 21, 2017, and the bonuses were paid on February 27, 2017.  See further discussion in the “Annual Performance Bonus” section of our CD&A. For fiscal 2015, the payments of non-equity incentive plan compensation included a stretch bonus due to achievement of certain performance measures.

(4)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2016 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Restricted Stock Dividends (d)	Miscellaneous		Total All Other Compensation
Andrew J. England	2016	$2,730	$1,170	$1,492	$112,469	$83,199	(e)	$201,060
Kurt C. Hall	2016	$17,172	$—	$—	$115,568	$2,943,222	(f)	$3,075,962
	2015	$6,360	$892	$1,452	$291,128	$—		$299,832
	2014	$6,240	$890	$1,356	$199,098	$—		$207,584
Clifford E. Marks	2016	$3,470	$1,268	$1,498	$294,843	$—		$301,079
	2015	$6,360	$895	$1,508	$272,740	$—		$281,503
	2014	$6,240	$858	$1,356	$195,868	$—		$204,322
Katherine L. Scherping	2016	$3,323	$234	$492	$11,200	$—		$15,249
David J. Oddo	2016	$6,360	$309	$1,231	$39,935	$—		$47,835
	2015	$5,332	$205	$1,218	$40,658	$—		$47,413
	2014	$6,162	$201	$1,124	$26,930	$—		$34,417
Ralph E. Hardy	2016	$5,087	$513	$1,498	$76,064	$—		$83,162
	2015	$6,360	$340	$1,452	$76,201	$—		$84,353
	2014	$6,240	$334	$1,356	$53,268	$—		$61,198
Alfonso P. Rosabal, Jr.	2016	$2,268	$684	$1,442	$123,126	$—		$127,520
	2015	$6,360	$386	$1,452	$120,796	$—		$128,994
	2014	$6,240	$305	$1,356	$87,636	$—		$95,537

(a)

Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) Plan. Eligible employees, including the NEOs, are eligible for a discretionary contribution under the 401(k) plan on base pay up to IRS limits.  For Mr. Hall, pursuant to his Separation and General Release Agreement, the Company paid Mr. Hall a lump-sum amount equal to what the Company would have paid on his behalf to its 401(k) Plan for a 24-month period, grossed up by 35% to take into account taxes that would be owed by Mr. Hall.

(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)

Dividends are accrued and paid only when vested.  Dividends that are accrued on unvested restricted stock are reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation.  These dividends are payable to the executive only if and to the extent the restricted stock vests and is not forfeited.  The amounts above include both ordinary and special dividends declared which were $0.88 per share in 2016, $0.88 per share in 2015 and $1.38 per share in 2014.  The Company assigned probability weightings to the restricted stock dividends at the end of each fiscal year based upon its expectations of the performance conditions being met and shares ultimately vesting.

(e)	Represents housing and relocation expenses, grossed up to cover tax obligations.
(f)

Includes (1) a lump-sum payment of $2,388,127 made pursuant to his Separation and General Release Agreement upon Mr. Hall’s termination of employment on January 1, 2016, (2) $500,124 paid for consulting services rendered during 2016 pursuant to Mr. Hall’s Consulting Agreement and (3) a lump-sum payment of $54,971 made pursuant to Mr. Hall’s Separation and General Release Agreement, for the pre-tax amount the Company would have paid to the providers of medical, health and life insurance plans for 24-months of Mr. Hall’s coverage thereunder, grossed up by 35% to take into account additional taxes that would be owed by Mr. Hall.

(5)   Ms. Scherping was employed since August 2016.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS

The following table shows the awards granted to our NEOs for our 2016 fiscal year.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew J. England	N/A	$281,250	$750,000	$1,125,000	—	—	—	—	—	—	—
	1/1/2016	—	—	—	—	—	—	48,109	—	—	$755,792
	1/20/2016	—	—	—	18,738	74,950	112,425	—	—	—	$1,125,000
	1/20/2016	—	—	—	—	—	—	24,983	—	—	$374,995
Kurt C. Hall (4)		—	—	—	—	—	—	—	—	—	$2,281,079
Clifford E. Marks	N/A	$315,563	$841,500	$1,262,250	—	—	—	—	—	—	—
	1/20/2016	—	—	—	23,126	92,503	138,755	—	—	—	$1,388,470
	1/20/2016	—	—	—	—	—	—	61,669	—	—	$925,652
Katherine L. Scherping (5)	N/A	$45,000	$120,000	$180,000	—	—	—	—	—	—	—
	8/11/2016	—	—	—	—	—	—	25,455	—	—	$396,843
David J. Oddo	N/A	$34,386	$91,695	$137,543	—	—	—	—	—	—	—
	1/20/2016	—	—	—	1,146	4,582	6,873	—	—	—	$68,776
	1/20/2016	—	—	—	—	—	—	13,745	—	—	$206,312
Ralph E. Hardy	N/A	$85,553	$228,140	$342,210	—	—	—	—	—	—	—
	1/20/2016	—	—	—	5,320	21,279	31,919	—	—	—	$319,398
	1/20/2016	—	—	—	—	—	—	14,186	—	—	$212,932
Alfonso P. Rosabal, Jr.	N/A	$115,313	$307,500	$461,250	—	—	—	—	—	—	—
	1/20/2016	—	—	—	8,195	32,778	49,167	—	—	—	$491,998
	1/20/2016	—	—	—	—	—	—	21,852	—	—	$327,999

(1)

Amounts represent potential cash bonus amounts if targets are achieved for 2016 performance for each NEO. The Compensation Committee may, at its discretion, reduce the amount of any awards payable under the Executive Performance Bonus Plan by up to 25%. See our Summary Compensation Table for amounts paid.

(2)

Represents performance-based restricted stock grants made in 2016 under the Equity Incentive Plan. The restricted stock awards provide that the award will accrue dividends payable subject to vesting. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”

(3)

Grant date fair value of stock and option awards was calculated in accordance with GAAP. Some of the 2016 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (2) to our Summary Compensation Table for the maximum number of shares that could be awarded.

(4)

Certain modifications were made to Mr. Hall’s equity awards as described in footnote (2) to the “Summary Compensation Table” above, which resulted in incremental fair value being recorded.  The amount shown in the table reflects the incremental fair value.

(5)

Ms. Scherping was appointed Chief Financial Officer in August 2016 and her performance bonus is pro-rated for time served during the fiscal year, as are the threshold, target and maximum amounts in the above table.

Non-Equity Incentive Plan Awards

Refer to our Summary Compensation Table for the actual payouts for fiscal 2016, 2015 and 2014. Additional information about these awards and our actual performance is included in our CD&A, “Annual Performance Bonus.”

Equity Incentive Plan Awards

During fiscal 2016, each of our NEOs received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 29, 2016

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Andrew J. England	—	—	—	—	48,109	(7)	$704,316	—	—
	—	—	—	—	—		—	74,950	$1,097,268
	—	—	—	—	24,983	(8)	$365,751	—	—
Kurt C. Hall	237,864	—	$16.43	1/14/2020	—		—	—	—
	227,689	—	$17.79	1/13/2021	—		—	—	—
	490,445	—	$15.83	4/4/2021	—		—	—	—
	75,896	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	35,151	(4)	$514,611	—	—
	—	—	—	—	96,176	(5)	$1,408,017	—	—
Clifford E. Marks	182,964	—	$17.79	1/13/2021	—		—	—	—
	38,543	—	$23.28	9/7/2021	—		—	—	—
	40,659	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	62,685	$917,708
	—	—	—	—	12,904	(4)	$188,915	—	—
	—	—	—	—	—		—	78,168	$1,144,380
	—	—	—	—	34,742	(5)	$508,623	—	—
	—	—	—	—	—		—	9,422	$137,938
	—	—	—	—	4,188	(6)	$61,312	—	—
	—	—	—	—	—		—	92,503	$1,354,244
	—	—	—	—	61,669	(8)	$902,834	—	—
Katherine L. Scherping	—	—	—	—	25,455	(9)	$372,661	—	—
David J. Oddo	3,098	—	$20.34	2/13/2017	—		—	—	—
	1,033	—	$18.88	4/29/2018	—		—	—	—
	1,264	—	$17.79	1/13/2021	—		—	—	—
	562	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	3,919	$57,374
	—	—	—	—	3,401	(4)	$49,791	—	—
	—	—	—	—	—		—	6,866	$100,518
	—	—	—	—	13,732	(5)	$201,036	—	—
	—	—	—	—	—		—	4,582	$67,080
	—	—	—	—	13,745	(8)	$201,227	—	—
Ralph E. Hardy	22,143	—	$8.93	1/15/2019	—		—	—	—
	19,745	—	$17.79	1/13/2021	—		—	—	—
	13,163	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	17,048	$249,583
	—	—	—	—	3,510	(4)	$51,386	—	—
	—	—	—	—	—		—	24,295	$355,679
	—	—	—	—	10,798	(5)	$158,083	—	—
	—	—	—	—	—		—	21,279	$311,525
	—	—	—	—	14,186	(8)	$207,683	—	—
Alfonso P. Rosabal, Jr.	77,443	—	$18.57	11/4/2020	—		—	—	—
	26,981	—	$17.79	1/13/2021	—		—	—	—
	7,994	—	$12.73	1/12/2022	—		—	—	—
	5,163	—	$13.66	8/2/2022	—		—	—	—
	—	—	—	—	—		—	32,592	$477,147
	—	—	—	—	6,904	(4)	$101,075	—	—
	—	—	—	—	—		—	37,067	$542,661
	—	—	—	—	16,474	(5)	$241,179	—	—
	—	—	—	—	—		—	32,778	$479,870
	—	—	—	—	21,852	(8)	$319,913	—	—

(1)

Options generally expire prior to the expiration date if the NEO terminates employment. Pursuant to Mr. Hall’s Separation and General Release Agreement, his outstanding stock options still expire on the original expiration date, despite his termination of employment.

(2)	Amounts are based on the closing stock price, $14.64 per share, on December 29, 2016 based on the target level of performance.
(3)

The restricted stock awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period. Refer to CD&A for discussion of cumulative Free Cash Flow.

(4)	The restricted stock vests 33.33% per year commencing on January 15, 2015, subject to continuous service.
(5)	The restricted stock vests 33.33% per year commencing on January 21, 2016, subject to continuous service.
(6)	The restricted stock vests 33.33% per year commencing on April 10, 2016, subject to continuous service.
(7)	The restricted stock vests 33.33% per year commencing on January 1, 2017, subject to continuous service.
(8)	The restricted stock vests 33.33% per year commencing on January 20, 2017, subject to continuous service.
(9)	The restricted stock vests 33.33% per year commencing on August 11, 2017, subject to continuous service.

See “Long-Term Incentives” in the CD&A for additional information.

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 29, 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Kurt C. Hall	—	$—	190,511	$2,799,164
Clifford E. Marks	—	$—	84,278	$1,266,536
David J. Oddo	—	$—	16,093	$239,112
Ralph E. Hardy	—	$—	23,024	$346,128
Alfonso P. Rosabal, Jr.	—	$—	32,306	$483,734

(1)	The Company has not granted stock options since 2012, however, stock options remain outstanding through their contractual term.
(2)	Amounts are based on the closing stock price on the date realized.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our NEOs upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons. In the case of Mr. Rosabal, he was paid the compensation listed in the row titled “Without Cause or For Good Reason or Expiration of Agreement” following the termination of his employment.

The following table assumes the executive’s employment was terminated under each of these circumstances on December 29, 2016 and such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (2)	Medical Insurance (3)	Term Life Insurance (3)	Disability Insurance (3)	401(k) Employer Contribution (3)	Value of Accelerated Equity Award (4)
Andrew J. England (a)
Without Cause or For Good Reason or Expiration of Agreement	$2,625,000	$660,464	$32,942	—	—	—	$1,247,972
Without Cause or For Good Reason one year	$3,937,500	$660,464	$32,942	—	—	—	$2,167,335
following a Change of Control
Death	—	$660,464	—	—	—	—	$970,852
Disability*	—	$660,464	—	—	—	—	$970,852
Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$858,330	$741,041	$21,961	$1,268	$1,498	$3,470	$3,238,500
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$5,215,954
Death	—	$741,041	$21,961	—	—	—	$3,238,500
Disability*	$429,165	$741,041	$21,961	$1,268	$1,498	—	$3,238,500
Katherine L. Scherping (c)
Without Cause or For Good Reason or Expiration of Agreement	$816,000	$116,393	$21,961	—	—	—	$372,661
Without Cause or For Good Reason one year	$816,000	$116,393	$21,961	—	—	—	$372,661
following a Change of Control
Death	—	$116,393	$21,961	—	—	—	$372,661
Disability*	$204,000	$116,393	$21,961	—	—	—	$372,661
Ralph E. Hardy (b)
Without Cause or For Good Reason or Expiration of Agreement	$310,271	$200,905	$16,345	$513	$1,498	$5,087	$851,126
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$1,333,938
Death	—	$200,905	$16,345	—	—	—	$851,126
Disability*	$155,136	$200,905	$16,345	$513	$1,498	—	$851,126
Alfonso P. Rosabal, Jr. (b)
Without Cause or For Good Reason or Expiration of Agreement	$410,000	$270,790	$18,366	—	—	—	$1,415,322
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$2,161,845
Death	—	$270,790	$18,366	—	—	—	$1,415,322
Disability*	$205,000	$270,790	$18,366	—	—	—	$1,415,322

*	net of amounts offset by disability insurance payments
(1)

If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his agreement is not renewed on substantially equal terms (for Messrs. Marks, Hardy and Rosabal), he or she will be entitled to severance for a specified period. If the NEO’s employment terminates due to his or her death, his or her beneficiaries will receive his or her base salary paid through the end of the month of his or her death. Except for Mr. England, if the NEO terminates employment on account of his or her disability, in exchange for a release of claims against the Company, he or she will be entitled to his or her base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.

(a)

In the case of an involuntary termination without cause, for good reason or expiration of the agreement, Mr. England’s severance represents an amount equal to 200% of his base salary, plus 100% of his target bonus based on his base salary in effect on January 20, 2017.  In the case of involuntary termination without cause or for good reason for twelve months following a Change in Control, Mr. England’s severance represents an amount equal to 250% of base salary, plus 200% of his target bonus based on his base salary in effect on January 20, 2017.

(b)

Mr. Marks and Mr. Hardy’s severance represents base salary paid over 12 months based on his base salary in effect on January 20, 2017.  Mr. Rosabal’s severance represents the amount paid following his termination of employment.

(c)	Ms. Scherping’s severance represents an amount equal to 100% of her base salary, plus 100% of her target bonus based on her base salary in effect on January 20, 2017.

(2)   Except for Mr. England, if the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his agreement is not renewed on substantially equal terms, the NEO will be entitled to any annual bonuses awarded but not yet paid.  For Mr. England, in the case of an involuntary termination, termination for good reason, expiration of the agreement or a change in control, Mr. England is entitled to receive a portion of the annual cash bonus for the year of termination, based on actual achievement of performance targets subject to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination.

(3)

Except for Mr. England, if the employment of a NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, the NEO is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each NEO with respect to all employee benefit plans or programs that such NEO was participating in on the date of his termination of employment, for a specified period. If the NEO terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA.

(a)

Amounts for Mr. England represent an amount equal to 150% of NCM, Inc.’s premium costs or other contributions made by the Company on behalf Mr. England with respect to the Company’s group health and dental plans for a period of 18 months.

(b)	Amounts for Mr. Marks, Mr. Hardy and Mr. Rosabal represent an amount equal to 100% of the premium costs for a 12-month period.
(c)	Amount for Ms. Scherping represents an amount equal to 100% or the premium costs for a 12-month period.
(4)

Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the NEO’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the NEO for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Further, Mr. England and Ms. Scherping will vest in full, to the extent issued and outstanding but unvested shares of their initial equity grants upon an involuntary termination without cause, for good reason or expiration of the agreement, and in the case of Ms. Scherping also in the event of her death or disability. Pursuant to the restricted stock agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a pro-rated amount of shares of TBRS and PBRS equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRS and upon the achievement of performance conditions in the case of PBRS. Amounts are based on the closing stock price, $14.64 per share, on December 29, 2016.

Employment Agreements

The following provides a discussion of the employment agreements among NCM, Inc. and our NEOs. Mr. Hall resigned on January 1, 2016 and his consulting agreement that became effective upon his resignation is described below.  Mr. Oddo does not have an employment agreement. The Compensation Committee believes these employment agreements are consistent with the industry standard in our industry for top executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.

Andrew J. England

Mr. England’s employment agreement provides that he will serve as Chief Executive Officer of NCM, Inc. The employment agreement is effective January 1, 2016 and shall terminate on the earlier of (i) December 31, 2018 and (ii) the termination of Mr. England’s employment under the agreement.  The employment agreement initially provided that Mr. England be paid an initial base salary at the rate of $750,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee.  The Compensation Committee set Mr. England’s base salary at $875,000 effective January 2017.  In addition to base salary, Mr. England is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee at a target of 100% of base salary.  Mr. England also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $750,000 that vests in three equal installments on each of the first three anniversaries of the grant date.  Mr. England shall also have the opportunity to receive annual stock awards of at least $1,500,000 based on the achievement of certain goals as determined by the Compensation Committee.

If Mr. England’s employment is involuntarily terminated by the Company, on the 60th day following the effective date of such termination he will receive a lump sum cash payment in an amount equal to 200% of his annual base salary plus 100% of the target bonus.  In addition, Mr. England will receive a cash bonus, pro-rated for the actual days of employment and based on the actual achievement of performance targets and he will vest in full in any unvested shares in his initial sign-on equity grant.  If Mr. England’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the 60th day following the effective date of such termination he will receive (i) a lump sum cash payment in an amount equal to 250% of his annual base salary plus 200% of the target bonus (ii) a bonus based upon the target bonus before applying the proration for the number of days in the applicable performance period that had elapsed prior to the date of termination and (iii) any unvested shares of his initial sign-on equity grant. For up to 18 months following any such termination of employment, the Company will pay Mr. England an amount equal to 150% of the monthly premium paid by Mr. England for COBRA coverage under the Company’s group health and dental plans.  Under the agreement, during his employment and for a one-year period following employment, Mr. England has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities.  Under the agreement, Mr. England has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Kurt C. Hall

Mr. Hall has a consulting agreement with the Company pursuant to which Mr. Hall will, as directed by the board of directors or Andrew J. England, provide transitional services through January 31, 2018.  In exchange for these services, in addition to the consideration provided his Separation and General Release Agreement, Mr. Hall will receive a monthly consulting fee equal to $41,677 for the first twelve months of his consultancy and $23,077 for the next thirteen months of his consultancy.  Mr. Hall is also entitled to reimbursement for his reasonable, documented out-of-pocket business expenses incurred in connection with the services to be provided by him under his consulting agreement. Under the consulting agreement, Mr. Hall’s incentive awards will continue to vest during the consulting period in accordance with their terms and conditions under the Equity Incentive Plan.  However, the Company’s Compensation Committee and the board of directors amended Mr. Hall’s equity grants as follows: (i) 37.5% of Mr. Hall’s 2013 performance-based awards were converted to time-based awards and vested on January 16, 2016; (ii) 100% of Mr. Hall’s 2014 and 2015 performance-based awards were converted to time-based awards and will vest in 1/3 increments on each of the first three anniversaries of the applicable original grant date (resulting in 67% of Mr. Hall’s total original 2014 restricted share performance-based award grant being vested on January 15, 2016 and 33% of Mr. Hall’s total original 2015 restricted share performance-based award grant being vested on January 21, 2016); and (iii) Mr. Hall is permitted to exercise any vested stock options granted in 2006, 2010, 2011 and 2012 through their original expiration date, irrespective of Mr. Hall’s status as a director, officer or consultant of the Company.  Additionally, the Compensation Committee and the board of directors amended the terms of Mr. Hall’s incentive awards to provide that Mr. Hall’s resignation was not considered a termination of service under such incentive awards and, therefore, his unvested incentive awards shall continue to vest under the terms and conditions of the Equity Incentive Plan as if Mr. Hall were as a Service Provider thereunder, as defined in the agreement.

If the consulting agreement is terminated by the Company for Cause (as defined in the agreement) or by Mr. Hall as permitted therein, Mr. Hall will receive any earned but unpaid portion of the consulting fee and reimbursement of any reasonable business expenses actually incurred prior to the termination date.  If the Company terminates the consulting agreement without Cause or Mr. Hall terminates the consulting agreement For Good Reason (as defined in the agreement), all of Mr. Hall’s unvested incentive awards shall vest immediately and (i) the Company will continue to pay Mr. Hall, on a monthly basis, the consulting fees that he would have received had the consulting agreement continued for the remainder of the twenty-four month term and (ii) Mr. Hall will receive reimbursement for any reasonable business expenses actually incurred prior to the termination date.  Pursuant to the consulting agreement, Mr. Hall is also subject to customary non-competition, non-solicitation and non-disparagement restrictions for the term of the consulting agreement and for one year following the expiration or termination of the consulting agreement, in which Mr. Hall will be prohibited from, among other things, directly or indirectly, working for, providing services to or serving as a director of a company that provides cinema advertising services in the United States or any affiliate of such company. The consulting agreement also includes a general release in favor of the Company.  As consideration for such release, Mr. Hall received a payment of $25,000.

Clifford E. Marks

Mr. Marks’ employment agreement, provides that he will serve as the President of Sales & Marketing of NCM, Inc.  Mr. Marks was promoted to President in May 2016.  The employment agreement is effective May 8, 2015 through December 31, 2017 and will be automatically renewed for one year on each December 31 unless notice of termination is given by either party.  Under this agreement, Mr. Marks base salary was increased 7.5% to $825,000 per year effective April 15, 2015.  The Compensation Committee set Mr. Marks’ base salary at $841,500 and $858,330 effective January 2016 and January 2017, respectively. The Compensation Committee will review Mr. Marks’ salary at least annually. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Marks has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Katherine L. Scherping

Ms. Scherping’s employment agreement provides that she will serve as Chief Financial Officer of NCM, Inc. The employment agreement is effective August 11, 2016 and shall terminate on the earlier of (i) December 31, 2018 and (ii) the termination of Ms. Scherping’s employment under the agreement.  The employment agreement initially provided that Ms. Scherping be paid an initial base salary at the rate of $400,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee.  The Compensation Committee set Ms. Scherping’s base salary at $408,000 effective January 2017.  In addition to base salary, Ms. Scherping is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee at a target of 75% of base salary. For fiscal 2016, Ms. Scherping’s cash bonus was to be prorated for the period between August 11, 2016 and December 31, 2016 and it was not to be less than the full bonus amount for the prorated period. Ms. Scherping also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $400,000 that vests in three equal installments on each of the first three anniversaries of the grant date.

If Ms. Scherping’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination she will receive a lump sum cash payment in an amount equal to 100% of her annual base salary plus 100% of the target bonus.  In addition, Ms. Scherping will vest in full in any unvested shares in her initial sign-on equity grant.  If Ms. Scherping’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination she will receive a lump sum cash payment in an amount equal to 100% of her annual base salary plus 100% of the target bonus and Ms. Scherping will vest in full in any unvested shares of her initial sign-on equity grant.  For up to 12 months following any such termination of employment, the Company will pay Ms. Scherping an amount equal to 100% of the monthly premium paid by Ms. Scherping for COBRA coverage under the Company’s group health and dental plans.  Under the agreement, during her employment and for a one-year period following employment, Ms. Scherping has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities.  Under the agreement, Ms. Scherping has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement initially provided that Mr. Hardy be paid an initial base salary at the rate of $221,728 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee set Mr. Hardy’s base salary at $298,222, $304,187 and $310,271 effective January 2015, January 2016 and January 2017, respectively. In addition to base salary, Mr. Hardy is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Alfonso P. Rosabal, Jr.

Mr. Rosabal’s employment agreement provides that he will serve as the Executive Vice President, Chief Technology Officer and Chief Operations Officer of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. Mr. Rosabal was terminated as the Executive Vice President, Chief Technology Officer and Chief Operations Officer on January 3, 2017.  The agreement initially provided that Mr. Rosabal be paid an initial base salary at the rate of $268,400 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee set Mr. Rosabal’s base salary at $341,000 and $410,000 effective January 2015 and January 2016. In addition to base salary, Mr. Rosabal is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Rosabal has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Rosabal has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION

Non-Employee Directors

For our 2016 fiscal year, our directors who were not our employees or employees of our founding members (“independent directors”) received annual cash retainers and meeting fees as follows.

$405,000 per annum	Retainer for serving as Non-Employee Executive Chairman
$45,000 per annum	Retainer for each other independent director
$12,000 per annum	Additional retainer for serving as Chairman of the Audit Committee
$6,000 per annum	Additional retainer for serving as Chairman of the Compensation Committee or Nominating and Governance Committee
$1,750 per meeting	Fee for attending meetings of the board of directors
$1,750 per meeting	Fee for attending meetings of the Audit Committee
$1,200 per meeting	Fee for attending meetings of the Compensation Committee or Nominating and Governance Committee
$1,750 per meeting	Fee for attending meetings of the Special Committee

Non-employee directors other than our Non-Employee Executive Chairman received a grant of 7,328 restricted stock units at $15.01 per share on January 20, 2016. The restricted stock units vested on February 20, 2017 and had a value of $12.68 per share based on the closing price of the Company’s common stock on the trading day preceding the vesting date.  Mr. Schneider, Non-Employee Executive Chairman received a grant of 17,988 restricted stock units at $15.01 per share on January 20, 2016 that vested on January 20, 2017 and had a value of $14.93 per share based on the closing price of the Company’s common stock.  The restricted stock units were settled in shares of the Company’s common stock. Further, Mr. Schneider received a grant of 26,648 restricted stock units at $15.01 per share on January 20, 2016 that vested immediately for extraordinary services provided during 2015 undertaken in his role as the Company’s lead director, including for work in connection with the succession of the Company’s former Chief Executive Officer to the Company’s new Chief Executive Officer on January 1, 2016.  The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

In January 2017, the Nominating and Governance Committee considered compensation for 2017 for non-employee directors and recommended no change to the value of restricted stock unit grants, but did change the cash fees, such that the retainers were increased and individual meeting fees were eliminated to align with market practice. The retainers for 2017 are as follows.

$405,000 per annum	Retainer for serving as Non-Employee Executive Chairman
$75,000 per annum	Retainer for each other independent director
$25,000 per annum	Additional retainer for serving as Chairman of the Audit Committee
$19,000 per annum	Additional retainer for serving as Chairman of the Compensation Committee
$11,000 per annum	Additional retainer for serving as Chairman of the Nominating and Governance Committee
$13,000 per annum	Additional retainer for serving as a member of the Audit Committee
$12,500 per annum	Additional retainer for serving as a member of the Compensation Committee
$5,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee
$1,750 per meeting	Fee for attending meetings of the Special Committee

The Non-Employee Executive Chairman received a grant of 18,243 restricted stock units and the other non-employee directors received a grant of 7,432 restricted stock units at $14.80 per share on January 19, 2017.  The restricted stock units will be settled in shares of the Company’s common stock.  The restricted stock units are scheduled to vest on February 19, 2018 (and January 19, 2018 in the case of Mr. Schneider), subject to continuous service.  The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2016 NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence A. Goodman	$78,850	$109,993	$6,449	$195,292
David R. Haas	$94,050	$109,993	$6,449	$210,492
Stephen L. Lanning	$75,350	$109,993	$13,020	$198,363
Thomas F. Lesinski	$67,750	$109,993	$6,449	$184,192
Paula Williams Madison	$66,950	$109,993	$6,449	$183,392
Scott N. Schneider	$1,008,500	$669,986	$15,829	$1,694,315

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2016 Director Compensation Table above.

Name	Annual Retainer		Committee Chair Retainer	Meeting Fees	Other		Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$45,000		$6,000	$27,850	$—		$78,850
David R. Haas	$45,000		$12,000	$37,050	$—		$94,050
Stephen L. Lanning	$45,000		$6,000	$24,350	$—		$75,350
Thomas F. Lesinski	$45,000		$—	$22,750	$—		$67,750
Paula Williams Madison	$45,000		$—	$21,950	$—		$66,950
Scott N. Schneider	$405,000	(a)	$—	$3,500	$600,000	(b)	$1,008,500

(a)	Payment was made pursuant to Director Service Agreement.
(b)

The Compensation Committee recommended and the board of directors approved a one-time payment made in January 2016 of $600,000 in cash for extraordinary services provided during 2015 undertaken in Mr. Schneider’s role as the Company’s lead director, including for work in connection with the succession of the Company’s former Chief Executive Officer to the Company’s new Chief Executive Officer on January 1, 2016.
(2)

The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. The grant date fair value of the awards was $15.01 per share for Mr. Goodman, Mr. Haas, Ms. Madison, Mr. Lanning, Mr. Lesinski and Mr. Schneider.

(3)

During 2016, NCM, Inc. accrued per share dividends of $0.22 on March 10, 2016, May 19, 2016, August 25, 2016 and November 18, 2016, respectively.  Mr. Lanning also received accrued dividends on his 2015 grant that he elected to defer delivery of his shares until February 21, 2017.

The restricted stock units are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2016 Director Compensation Table above and outstanding stock awards at December 29, 2016.

	Fiscal 2016 Grants			Outstanding Equity Awards at December 29, 2016
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards (a)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/20/2016	7,328	$109,993	7,328	$107,282
David R. Haas	1/20/2016	7,328	$109,993	7,328	$107,282
Stephen L. Lanning	1/20/2016	7,328	$109,993	7,328	$107,282
Thomas F. Lesinski	1/20/2016	7,328	$109,993	7,328	$107,282
Paula Williams Madison	1/20/2016	7,328	$109,993	7,328	$107,282
Scott N. Schneider (c)	1/20/2016	44,636	$669,986	17,988	$263,344

(a)	Calculated in accordance with ASC Topic 718 as described in footnote (1) to the Fiscal 2016 Director Compensation Table above and based on a stock price of $15.01.
(b)	Amounts are based on the closing stock price, $14.64 per share, on December 29, 2016.
(c)

As noted previously, Mr. Schneider received a grant of 26,648 restricted stock units at $15.01 per share on January 20, 2016 that vested immediately for extraordinary services provided during 2015 undertaken in his role as the Company’s lead director, including for work in connection with the succession of the Company’s former Chief Executive Officer to the Company’s new Chief Executive Officer on January 1, 2016.  Mr. Schneider also received an annual grant of 17,988 restricted stock units for his service as Non-Employee Executive Chairman during 2016.

EQUITY COMPENSATION PLAN

The following table sets forth, as of December 29, 2016, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,225,041	(1)	$16.59	(2)	4,371,745	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	3,225,041		$16.59		4,371,745

(1)

Includes 2,574,544 stock option grants; 62,096 restricted stock units; 222,508, 220,772 and 145,121 for additional shares for the 2016, 2015 and 2014 performance-based restricted stock grants, respectively, that may be issued assuming the highest level of performance is achieved (150%). Actual results could vary from estimates, especially in the later years included in the three-year projections.

(2)	Restricted stock awards are excluded as there is no exercise price for these awards.

(3)	Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan was approved by our stockholders on April 29, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our IPO in February 2007, NCM LLC was wholly owned by the founding members. After the IPO, NCM LLC was owned by NCM, Inc. and the founding members.  In connection with the IPO, we entered into several agreements to define and regulate the relationships among us, NCM LLC and the founding members. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates going forward, other than ordinary course business relationships.  As of December 29, 2016, NCM, Inc. owned approximately 43.7% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 56.3% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.

Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

In connection with the IPO, NCM LLC and each of AMC, Cinemark and Regal executed an amended and restated exhibitor service agreement (“ESA”), effective as of February 13, 2007, which replaced the exhibitor services agreements previously in effect.  In connection with the sale of the Fathom business, on December 26, 2013, NCM LLC and each of AMC, Cinemark and Regal amended and restated the ESAs to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business as described under “-- Other Transactions - Sale of Fathom Events Business to AC JV, LLC”.  Certain basic terms of the ESAs are discussed below:

Advertising Services. Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members).  The ESAs have a term of 30 years from the completion of the IPO, with a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

The advertising services include the on-screen advertising of the FirstLook pre-show, use of the lobby entertainment network or LEN and lobby promotions.  The pre-show is generally 20 to 30 minutes long.  The FirstLook pre-show includes up to two minutes for the founding members to be used to promote various activities associated with operation of the theaters, including concessions, ticketing partners, gift card and loyalty programs, founding member special events and vendors of non-film related services provided to theaters, only if the promotion is incidental to the vendor’s service (called theater advertising). Under the ESAs, up to 90 seconds of the FirstLook program can be sold to NCM LLC’s founding members to satisfy their on-screen advertising commitments under their beverage concessionaire agreements.  During 2016, we sold 60 seconds to two of NCM LLC’s founding members and 30 seconds to one of NCM LLC’s founding members.  Per the ESA, the annual CPM change equals the prior year annual percentage change in the advertising CPM charged by NCM LLC to unaffiliated third parties during the last few minutes of the FirstLook pre-show, limited to the highest advertising CPM being then-charged by NCM LLC.

In the lobby, the founding members are required to provide a specified number of LEN screens according to the number of auditoriums in the theater.  The founding members have the right to install additional screens in their theater lobbies, but these screens can only be used for limited strategic programs, described below, concessions and theater advertising. NCM LLC’s founding members may conduct a limited number of lobby promotions at no charge in connection with the promotion of motion pictures and their strategic programs; however, such activities do not reduce the lobby promotions inventory available to us.

Payments. In consideration for access to the founding members’ theater attendees for on-screen advertising and use of the founding members’ theaters for the LEN and lobby promotions, the founding members receive a monthly theater access fee. The theater access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which may be adjusted for any advertising exhibited by some, but not all, theaters or founding members because of content objections or technical capacity. The theater access fee paid to founding members included an additional fee for digital cinema systems connected to our advertising network. The payment per theater patron increases by 8% every five years with the next such increase occurring in 2017. The payment per digital screen and for the digital cinema systems increases annually by 5%.  In 2016, the theater access fee aggregate payments to the founding members totaled $75.1 million.  Also in 2016, total revenue from the founding members related to beverage concessionaire agreements totaled $28.7 million.

Net Payments to Founding Members. In 2016, the net payments to each founding member for theater access fees and payments for use of their screens, less the purchase from NCM LLC of advertising under the founding member’s beverage concessionaire agreements were $18.8 million to AMC, $11.0 million to Cinemark and $16.5 million to Regal, respectively. As of December 29, 2016, amounts due to AMC, Cinemark and Regal were $13.2 million, $14.1 million and 15.4 million, respectively.

NCM LLC Operating Agreement

NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), and on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units).  Certain basic terms of the restated operating agreement are as follows.

Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC.  As long as we are the manager of NCM LLC, unless the founding members approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.  We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “– Transactions with NCM LLC – Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.

Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2016, we acquired 635,258 units due to vesting of restricted stock and exercise of options and contributed $0.5 million to NCM LLC.

Founding Member Approval Rights. If any director designee to our board of directors designated by NCM LLC’s founding members under the Director Designation Agreement, described below, is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve certain actions of NCM LLC as identified in the restated operating agreement.

Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2016, available cash distributions totaled $132.6 million. Of that amount, the portion payable to NCM, Inc., AMC, Cinemark and Regal totaled $57.5 million, $23.6 million, $25.4 million and $26.1 million, respectively.

Common Unit Redemption Right. Members have a redemption right to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted for certain events), or at our option, a cash payment equal to the market price of one share of our common stock.  Under our amended and restated certificate of incorporation, upon the surrender of the NCM LLC common units, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption. During the fourth quarter of 2015, AMC exercised the redemption right of an aggregate 200,000 common membership units, whereby AMC surrendered 200,000 common membership units to NCM LLC for cancellation. The Company contributed an aggregate 200,000 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC to complete the redemption. As of December 29, 2016, AMC held the common stock and during the year ended December 29, 2016, AMC received $176,000 in dividends on the common stock.

In December 2016, AMC provided the Company with its written waiver of certain rights pursuant to the NCM LLC Operating Agreement. AMC waived and relinquished its right to vote on all matters that require a vote of the founding members, as well as, its various approval rights under the NCM Operating Agreement for the term of AMC’s proposed settlement with the DOJ as well as the term of any final judgement.

Common Unit Adjustment Agreement

NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the common unit adjustment agreement, effective as of February 13, 2007. The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theater or opening of a newly constructed theater (subject to certain exceptions). Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theater (subject to certain exceptions).

NCM LLC adjusts its membership units annually, except that an earlier adjustment will occur for a founding member if it acquires or disposes of theaters, in a single transaction or cumulatively that will result in a change of two percent or more in the total annual attendance of all founding members (called an extraordinary attendance increase or decrease). The changes in annual attendance are calculated based on attendance at the relevant theaters during the prior twelve fiscal months; however, if an acquired theater has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theater, with a subsequent adjustment for the actual attendance.

On March 31, 2016, NCM LLC issued 753,598 common membership units to Cinemark and 662,917 common membership units to Regal for the 2015 fiscal year common unit agreement adjustment. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units.

Theater and attendance information is being provided to us by our founding members and we expect the calculation for our 2016 fiscal year common unit adjustment to be completed pursuant to the provisions in the common unit adjustment agreement in the first quarter of 2017.

Tax Receivable Agreement

NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the tax receivable agreement, effective as of February 13, 2007, as amended on April 29, 2008 (to permit NCM, Inc. to make estimated payments to each of the founding members or ESA parties).

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

Under the tax receivable agreement, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement generally applies to our taxable years up to and including the 30th anniversary date of our IPO and will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the revenue sharing agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement varies depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

As of December 29, 2016, we had a balance recorded for the payable to our founding members under the tax receivable agreement of approximately $161.8 million, of which the Company expects to make $18.4 million in payments for the 2016 taxable year.  In 2016, pursuant to the terms of the tax receivable agreement, we made estimated payments of $7.8 million to AMC, $6.2 million to Cinemark and $11.4 million to Regal, respectively for the 2014 and 2015 taxable years.

Software License Agreement

NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC, a company jointly owned by the founding members (“DCIP”), executed the Second Amended and Restated Software License Agreement effective as of February 13, 2007 (the “license agreement”). Certain basic terms of the license agreement are discussed below:

AMC and RCM granted to NCM LLC an exclusive license (subject to certain exceptions) to identified technology for use in the United States with respect to the services provided under the ESAs. The founding members and DCIP each granted to NCM LLC a license, subject to certain limitations, to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs.  NCM LLC granted to the founding members a license, subject to certain limitations, to any NCM LLC developments that existed at the IPO date based on licensed technology, solely for the founding members’ internal business purposes that are outside of the services that are defined in the ESAs (but not including digital cinema applications).  NCM LLC granted DCIP a license, subject to certain exceptions, to any existing and future NCM LLC developments that may have digital cinema applications.

Director Designation Agreement

NCM, Inc., AMC, Cinemark and Regal executed the director designation agreement effective as of February 13, 2007. In December 2016, AMC waived its right under the Director Designation Agreement to designate two persons to be appointed or nominated for election to the board of directors of the Company, including the right to appoint or nominate successors to such designees for the term of AMC’s proposed settlement with the DOJ as well as the term of any final judgement.

So long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, the founding member has the right to designate two nominees to our ten-member board of directors who are voted upon by our stockholders. In January 2017, our board of directors reduced the number of director positions from ten to nine. At least one of the designees of such founding member must qualify as an “independent director”

at the time of designation so that a majority of the members of the board are “independent directors” under the Nasdaq rules. Any remaining directors will be selected for nomination by our Nominating and Governance Committee. During the time that any founding member has designation rights, we will not take any action to change the size of our board from ten. We have agreed to include each director designee in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management for every meeting of our stockholders called with respect to the election of members of the board, subject to certain exceptions.

If a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any board committee, will not vote, fill the vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until (i) the founding member has designated a successor director designee and the board has appointed such successor director designee, (ii) the founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) the founding member has waived its rights to designate a successor director designee and has consented to the board, or any board committee, taking a vote on the specified actions prior to the board filling the vacancy with a successor director designee.

Registration Rights Agreement

NCM, Inc., AMC, Cinemark and Regal executed the registration rights agreement effective as of February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

We filed a Form S-3 automatic shelf registration statement covering 69,543,579 shares on December 16, 2014, which was declared effective immediately. On April 10, 2015, we filed a post-effective amendment to the registration statement covering 2,160,915 additional shares, which was declared effective immediately.  On January 20, 2016, we filed a post-effective amendment to the registration statement covering 4,399,324 additional shares, which was declared effective immediately.  On April 11, 2016, we filed a post-effective amendment to the registration statement covering 1,416,515 additional shares, which was declared effective immediately.

Joint Defense Agreements

NCM, Inc., NCM LLC and the founding members from time to time may enter into a joint defense and common interest agreement, under which the parties agree to cooperate and share information in order to advance their shared interests in owning and operating NCM LLC.

Agreements with Founding Members—Services

In 2016, AMC, Cinemark and Regal purchased approximately $0.4 million of NCM LLC’s advertising inventory for their own use. In addition, NCM LLC paid approximately $1.7 million in aggregate to AMC, Cinemark and Regal for the purchases of movie tickets and concession products primarily for marketing to NCM LLC’s advertising clients.

Other Transactions

Sale of Fathom Events Business to AC JV, LLC

On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the founding members and 4% by us.  In consideration for the sale, NCM LLC received a total of $25.0 million in promissory notes from our founding members (one-third or approximately $8.3 million from each founding member).  The notes bear interest at a fixed rate of 5.0% per annum, compounded annually.  Interest and principal payments are due annually in six equal installments commencing on December 26, 2014.  Due to the related party nature of the transaction, we formed a committee of independent directors that hired a separate legal counsel and an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction.  During 2016, we received interest on the notes of approximately $0.8 million.  NCM LLC’s investment in AC JV, LLC was $1.0 million as of December 29, 2016. During the year ended December 29, 2016, NCM LLC received a cash distribution from AC JV, LLC of $0.2 million and recorded equity in earnings of $0.1 million for AC JV, LLC.  As described above, NCM LLC amended and restated the ESAs with each of the founding members to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business, which rights and obligations were conveyed to AC JV, LLC. In connection with the sale, we entered into a transition services agreement and a services agreement:

Transition Services Agreement with AC JV, LLC.  NCM LLC entered into a transition services agreement with AC JV, LLC upon the closing of the sale of Fathom Events.  Under the agreement, NCM LLC provided certain corporate overhead services for a fee and was reimbursed for the use of facilities and certain services including creative, technical event management and event management for AC JV, LLC for a period of nine months following closing. The parties extended the transition services agreement, during which extended period NCM would continue to provide certain limited services for a fee.  During the year ended December 29, 2016, we received approximately $0.2 million under this agreement.

Services Agreement with AC JV, LLC.  NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events.  The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom.  In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue.  NCM LLC has also agreed to provide creative and media production services for a fee.  The term of the agreement coincided with the ESAs, subject to certain exceptions.

Agreement with LA Live

During 2009, NCM LLC entered into a digital content agreement with LA Live Cinemas LLC, an affiliate of The Anschutz Corporation, for NCM LLC to provide in-theater advertising to LA Live in its theater complex. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. In 2016, we incurred advertising operating costs of approximately $0.3 million for payments made to LA Live Cinemas LLC under the agreement.

Agreement with AEG Live

NCM LLC entered into an agreement with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to showcase musical artists in our FirstLook preshow. The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company, which is the controlling stockholder of Regal. We received approximately $1.7 million from AEG Live for these services we provided during 2016.

Transactions with NCM LLC

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president of sales, executive vice president and chief financial officer (interim co-chief financial officers), executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan and the National CineMedia, Inc. 2016 Equity Incentive Plan. Pursuant to this agreement, NCM LLC paid us approximately $20.2 million during 2016.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee with any related party transactions below $500,000 disclosed to our Audit Committee, which is comprised of independent members of our board of directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;
(2)

any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Nominating and Governance Committee; and

(3)

any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)

a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM, Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)

the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM, Inc. or NCM, LLC, as applicable, as determined by NCM, Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of the Audit Committee, the entering into of such transaction or series of transactions by NCM, Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to the Audit Committee on a periodic basis.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Conduct. Requests should be directed to us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.ncm.com at the Investor Relation link. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to answer employees’ questions related to the Code of Business Conduct and Ethics and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 29, 2016, except for a Form 4 filing by Mr. England that was one day late.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2018 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 15, 2017. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2018 annual meeting between December 29, 2017 and January 28, 2018, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the Annual Meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Ralph E. Hardy

Executive Vice President, General Counsel and Secretary

Centennial, Colorado

March 15, 2017

exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee The undersigned appoints Andrew J. England and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned,  to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the  Annual Meeting of Stockholders to be held on April 29, 2016, and at any adjournment or postponement thereof as indicated on the reverse side.   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted  FOR the election of each of the nominees for director listed herein, FOR Proposals 2, 3 and 4.   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS  2, 3 AND 4.   This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual  Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.   (Continued and to be marked, dated and signed

NCM NATIONAL CINEMEDIA IMPORTANT ANNUAL MEETING INFORMATION 000004 C123456789 ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by1:00 a.m., Central Time, on April 28, 2017. Vote by Internet Go to www.envisionreports.com/NCMI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and FOR a ONE YEAR frequency on Proposal 3. 1. Election of Directors: 01 - Scott N. Schneider For Withhold 02 - Andrew J. England For Withhold 03 - Lawrence A. Goodman For Withhold 2. To approve, on an advisory basis, National CineMedia, Inc.’s executive compensation For Against Abstain 3. To consider an advisory vote on the frequency of the executive compensation advisory vote. 1 Year 2 Years 3 Years Abstain 4. To ratify the appointment of Deloitte & Touche LLP as National CineMedia, Inc.’s independent auditors for the 2017 fiscal year ending December 28, 2017. 5. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting. 2017 fiscal year ending December 28, 2017. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1UP X 3159621 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02IZNE

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — National CineMedia, Inc. This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the Annual Meeting of Stockholders to be held on April 28, 2017. The undersigned appoints Andrew J. England and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 2017, and at any adjournment or postponement thereof as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR the election of each of the nominees for director listed herein, FOR Proposals 2 and 4 and FOR a ONE YEAR frequency on Proposal 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4 AND “FOR” A ONE YEAR FREQUENCY ON PROPOSAL 3. This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged. (Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)